 As filed with the Securities and Exchange Commission on February 24, 2000

                                                      Registration No. 333-93409

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                --------------

                              AMENDMENT NO. 2

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                --------------
                       EMBEDDED SUPPORT TOOLS CORPORATION
             (Exact name of registrant as specified in its charter)

      Massachusetts                   3674                  04-3034207
     (State or other      (Primary Standard Industrial   (I.R.S. Employer
     jurisdiction of       Classification Code Number)Identification Number)
     incorporation or
      organization)

                               120 Royall Street
                                Canton, MA 02021
                                 (781) 828-5588
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                --------------
                                PETER S. DAWSON
                               120 Royall Street
                                Canton, MA 02021
                                 (781) 828-5588
               (Name, Address, Including Zip Code, and Telephone
               Number, Including Area Code, of Agent for Service)
                                   Copies to:

          JAMES POLLOCK, ESQ.                 TIMOTHY C. MAGUIRE, ESQ.
         HOLLAND & KNIGHT LLP              TESTA, HURWITZ & THIBEAULT, LLP
           One Beacon Street                      High Street Tower
      Boston, Massachusetts 02109                  125 High Street
       Telephone: (617) 523-2700             Boston, Massachusetts 02110
       Telecopy: (617) 720-0325               Telephone: (617) 248-7000
                                              Telecopy: (617) 248-7100

                                --------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
   If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. EST + +may not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state on where the offer or sale is not permitted.          +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS       SUBJECT TO COMPLETION--FEBRUARY 24, 2000

--------------------------------------------------------------------------------

                                4,500,000 Shares

                                     [LOGO]

                                  Common Stock

--------------------------------------------------------------------------------

Embedded Support Tools Corporation is offering 4,100,000 shares and one stockholder is offering 400,000 shares of common stock in an initial public offering. Prior to this offering, there has been no public market for EST's common stock.

EST designs, manufactures, sells and supports integrated hardware and software tools for programming, testing and debugging embedded systems.

It is anticipated that the public offering price will be between $10.00 and $12.00 per share. The shares of EST will be quoted in the Nasdaq National Market under the symbol "ESTC".

                                                          Per Share    Total
   Public offering price................................. $          $
   Underwriting discounts and commissions................ $          $
   Proceeds, before expenses, to EST..................... $          $
   Proceeds to the selling stockholder................... $          $

See "Risk Factors" on pages 8 to 14 for factors that should be considered before investing in the shares of EST.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


--------------------------------------------------------------------------------

The underwriters may, under certain circumstances, purchase up to 475,000 additional shares from EST and 200,000 shares from another stockholder at the public offering price, less underwriting discounts and commissions. Delivery
and payment for the shares will be on March   , 2000.

Prudential Volpe Technology                  Chase H&Q
   a unit of Prudential
        Securities

                      Needham & Company, Inc.


      , 2000

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Prospectus Summary........................................................   4
Risk Factors..............................................................   8
Forward-Looking Statements................................................  14
Subchapter S Corporation and Termination of Subchapter S Corporation
 Status...................................................................  15
Use of Proceeds...........................................................  16
Dividend Policy...........................................................  16
Capitalization............................................................  17
Dilution..................................................................  18
Selected Consolidated Financial Data......................................  19
Management's Discussion and
 Analysis of Financial Condition
 and Results of Operations................................................  21

                                                                            Page
                                                                            ----
Business...................................................................  30
Management ................................................................  39
Certain Transactions.......................................................  44
Principal and Selling Stockholders.........................................  45
Description of Capital Stock...............................................  48
Shares Eligible for Future Sale............................................  48
Underwriting...............................................................  50
Legal Matters..............................................................  52
Experts....................................................................  52
Available Information......................................................  52
Index to Consolidated Financial
 Statements................................................................ F-1

--------------------------------------------------------------------------------

   "EST," "ESTC," "CPMSpy," "visionPROBE," "visionICE," "visionCLICK," "visionEVENT" and "visionXD" are our trademarks. This prospectus also contains trademarks and trade names of other companies.

--------------------------------------------------------------------------------

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. It may not contain all of the information investors should consider before investing in the common stock of EST. Investors should read the entire prospectus carefully.

                       Embedded Support Tools Corporation

   We design, manufacture, sell and support integrated hardware and software tools for programming, testing and debugging embedded systems. Our products enable developers to quickly and reliably program and debug the embedded systems that manufacturers build into their industrial and consumer products. As the complexity and speed of embedded systems increase, we believe that embedded systems developers will require more efficient solutions to program their products and that we are well positioned to offer these solutions.

   A significant portion of our customers are in the communications industry, including telecommunications, data communications and Internet infrastructure equipment suppliers. Our largest customers by revenue include Hewlett-Packard, Lucent Technologies, Motorola, Nortel Networks, Tellabs Wireless and 3Com.

   We were incorporated in Massachusetts in 1989. Our principal executive offices are located at 120 Royall Street, Canton, Massachusetts 02021 and our telephone number is (781) 828-5588. Our World Wide Web site address is www.estc.com. The information contained on our Web site is not part of this prospectus.

                             Our Market Opportunity

   Embedded systems are the special purpose computers within intelligent industrial and consumer products such as network switches and routers, cellular base stations, process control systems, cell phones, printers and anti-lock braking systems. As with all computers, embedded systems minimally consist of a microprocessor, memory and software, and the level of complexity of that system can be enhanced with additional components. Embedded systems differ from general purpose computers, such as PCs, workstations and mainframes, in that they are designed to run only the specific set of tasks required for the end product to operate as intended. Manufacturers use embedded systems to enhance functionality and performance, reduce cost and size, and improve reliability of a broad variety of products, ranging from simple systems found in microwave ovens to complex multiprocessor driven systems controlling the infrastructure of the Internet. Embedded systems development tools enable the developer to edit and compile code, transfer the operating system and application software to the microprocessor, and test and debug the program and the functionality of the embedded system as a whole.

   According to industry and market research firms, at least 55% of the more than 265 million microprocessors produced by the semiconductor industry in 1998 were used in embedded systems, while the remainder were used in general purpose computers such as PCs. We participate in the market for the higher-end 32-bit and greater embedded microprocessors, which is forecast to grow at a rate of 21%, from 106 million units in 1998 to 228 million units in 2002. Motorola is the largest supplier of embedded microprocessors, with a market share of 35% in 1997, the latest year for which data is available. The market for embedded software development tools is part of the overall embedded operating systems and development tools market, which was approximately $550 million in 1998 and is forecast to grow 14% annually through 2003.

                                  Our Solution

   We design, manufacture, sell and support a comprehensive suite of high performance, open and scalable embedded systems development tools, consisting of both hardware and software components. Our tools enable development engineers to program, test and debug embedded systems quickly and reliably at each stage of the development process. We believe that our leadership position arises from the following:

  Superior Development Tools - Our tools offer the following advantages:

  . Bundled - We bundle software debuggers and other graphical utilities with hardware tools to produce a complete solution for early stage hardware and firmware development;

  . Open - We enable developers using our tools to incorporate a variety of real-time operating systems into their products and to use a wide range of software tools with our hardware products;

  . Graphical - Our software tools provide a rich graphical user interface, which gives programmers easy access to multiple in-depth views of microprocessor data and development status; and

  . Scalable - Our hardware tools are modular and designed to easily allow developers to configure and scale their development environments to meet their specific needs.

  Microprocessor Knowledge Base - We were one of the first companies in the industry to develop and market tools for debugging Motorola microprocessors using its on-chip debug capabilities. We have been able to adapt our tools to work with over 50 different microprocessors within the Motorola and IBM families. Through our relationships with Motorola and IBM, we gain early access to new microprocessor designs prior to commercial release.

  Comprehensive Customer Support - We deploy a team of 41 field salespeople and support engineers to assist our customers throughout the development process. This support includes providing early development kits containing single board computers and board support packages. We also offer our customers formal one-day and three-day training sessions on microprocessor architectures.

                                  Our Strategy

   Our goal is to maintain and enhance our position as a technological and market leader in embedded systems development tools. In order to achieve this goal, we intend to:

  Extend Our Technological Leadership - We have established leadership in development tools by bundling hardware and software solutions, and we must insure that our products continue to embody the latest technologies and features.

  Continue Our Focus on Communications Applications - A significant number of our customers build highly complex data communications, telecommunications and Internet networking equipment. We plan to expand our product offerings to address the specific needs of developers by leveraging our strengths within these markets.

  Increase Our Software Product Offerings - We intend to use our strengths in the hardware bring-up development stage to extend and enhance our software solutions, while remaining operating system independent.

  Satisfy Customer Demand for Additional Microprocessor Architectures - Our tools work with more than 50 different microprocessors from Motorola and IBM. We intend to meet the needs of our customers by continuing to adapt our development tools for an even wider range of microprocessor architectures.

  Strengthen and Develop Strategic Alliances - We have developed significant relationships with Motorola and Wind River Systems, and we intend to strengthen these relationships as well as seek new alliances.

                                  The Offering

Shares offered by EST...............  4,100,000 shares
Shares offered by the selling
 stockholder .......................   400,000 shares
Total shares outstanding after this
 offering........................... 16,994,000 shares (1)
Use of proceeds by EST.............. To (i) make a distribution of previously undistributed subchapter S corporation
                                     income of approximately $4.6 million, (ii)
                                     repay a $2.4 million line of credit and
                                     (iii) for general corporate purposes,
                                     including working capital and capital
                                     expenditures.

Nasdaq National Market Symbol....... ESTC

(1) The common stock to be outstanding after this offering is based on shares outstanding as of February 1, 2000 and excludes 2,555,500 shares of common stock issuable upon the exercise of options outstanding as of such date at a weighted average exercise price of $3.27 per share and 1,444,500 shares available for future grant under our stock plans. See Note 8 of Notes to Consolidated Financial Statements.

   Except as set forth in the consolidated financial statements or as otherwise indicated, all information in the prospectus:

  .  reflects a two-for-one stock split effective December 21, 1999; and

  . does not include the 475,000 shares offered by EST and the 200,000 shares offered by another selling stockholder if the underwriters exercise their over-allotment option in full.

                                  Risk Factors

   You should consider the risk factors before investing in EST's common stock and the impact from various events which could adversely affect our business.

                      Summary Consolidated Financial Data

   EST has been treated as a Subchapter S corporation for federal income tax purposes since its organization on January 5, 1989. As a Subchapter S corporation, EST has not been subject to federal and certain state income taxes. The pro forma net income (loss) reflects the provision for income taxes that would have been recorded had EST been a Subchapter C corporation, assuming an effective tax rate of 40%, 32%, 34%, 40%, and 11% for the years ended December 31, 1995, 1996, 1997, 1998 and 1999, respectively. See Notes 2 and 10 of Notes to Consolidated Financial Statements.

   Pro forma as adjusted balance sheet data set forth below reflects the distribution of an estimated $4.6 million of cumulative undistributed Subchapter S corporation taxable income for which stockholders of record prior to the closing of this offering have been taxed. The distribution will be made out of the net proceeds of this offering. The pro forma as adjusted balance sheet data also reflects the sale of 4,100,000 shares of common stock by EST at an assumed initial public offering price of $11.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by EST.

                                        Year Ended December 31,
                                 -------------------------------------
                                  1995   1996   1997    1998    1999
                                 ------ ------ ------- ------- -------
                                     (in thousands, except per share data)
Statement of Operations Data:
Total revenues.................. $4,787 $8,262 $11,766 $18,250 $28,451
Total cost of revenues..........  1,326  1,945   2,874   3,823   5,349
                                 ------ ------ ------- ------- -------
Gross profit....................  3,461  6,317   8,892  14,427  23,102
Selling and marketing...........  1,575  2,833   4,052   7,236  10,595
Research and development........  1,100  1,636   2,150   3,085   4,838
General and administrative......    314    541     721   1,040   1,815
Stock-related compensation
 expense(1).....................    --     --      --      --    9,437
                                 ------ ------ ------- ------- -------
Total operating expenses........  2,989  5,010   6,923  11,361  26,685
                                 ------ ------ ------- ------- -------
Income (loss) from operations...    472  1,307   1,969   3,066  (3,583)
Net income (loss)............... $  269 $1,101 $ 1,860 $ 2,890 $(3,747)
                                 ====== ====== ======= ======= =======

Pro Forma Statement of Operations Data(2):
Pro forma net income (loss)................. $ 283 $ 874 $1,314 $1,865 $(2,977)
Pro forma net income (loss) per share -
 basic and diluted.......................... $0.03 $0.09 $ 0.13 $ 0.18 $ (0.26)

                                                              December 31, 1999
                                                             -------------------
                                                                      Pro Forma
                                                             Actual  As Adjusted
                                                             ------- -----------
                                                               (in thousands)
Balance Sheet Data:
Cash and cash equivalents................................... $ 1,552   $37,846
Working capital.............................................   3,401    39,695
Total assets................................................  13,261    49,555
Redeemable common stock.....................................   1,893       --
Total stockholders' equity.................................. $ 3,995   $41,632

--------
(1) The stock-related compensation expense relates to the issuance of 2,783,000 shares of common stock and the grant of options to purchase 1,692,000 shares of common stock to employees in June 1999. See Note 8 to Notes to Consolidated Financial Statements.
(2)  Pro forma net income (loss) and net income (loss) per share data assumes:
     (i) the termination of the redemption rights of certain common stockholders and therefore excludes related accretion charges and
     (ii) that EST was subject to income taxation as a Subchapter C corporation for all periods presented. See Note 2 to Notes to Consolidated Financial Statements.

                                  RISK FACTORS

   You should carefully consider the following risk factors, in addition to the other information in this prospectus, before purchasing shares of EST common stock. Each of these risk factors could adversely affect our business, operating results and financial condition as well as adversely affect the value of an investment in our common stock and could cause you to lose some or all of your investment. This offering involves a high degree of risk.

   Risks Related To Our Business

   If Motorola microprocessor sales are disrupted or decline for any reason our business would suffer since we derive substantially all of our revenues from customers who use Motorola microprocessors.

   We have designed our tools to work principally with embedded systems using Motorola microprocessor architectures. To date, substantially all of our revenues have come from customers who use Motorola microprocessors in their embedded systems. We would be harmed if Motorola microprocessor sales are interrupted for any reason or if embedded systems developers who use our tools choose another microprocessor family. We are in the process of creating development tools to be used with microprocessors made by manufacturers in addition to Motorola. If we are unsuccessful in developing tools that work with microprocessors other than Motorola microprocessors, we may fail to grow our business and our revenues may decline.

   Our success is dependent upon early access to Motorola microprocessor designs and product information and we could lose significant revenue if our early access to such information from Motorola is interrupted for any reason.

   As part of our relationship with Motorola, our engineers communicate with their counterparts at Motorola and have early access to new microprocessor designs. With this knowledge, we are able to adapt our tools to these new designs and make our tools available at the time our customers begin to incorporate new Motorola microprocessor releases into their product designs. Our relationship with Motorola is not the subject of any written agreement and it is not exclusive.

   If Motorola expands its operations to become a direct source of development tools to a broad range of embedded systems developers our revenues and profits could be negatively impacted.

   Motorola has traditionally relied on third-party vendors to provide tools for its microprocessors. Motorola recently acquired Metrowerks, a maker of software-only tools. If Motorola expands its operations to include selling development tools to a broad range of embedded systems developers, our revenues and profits could be negatively impacted.

   We believe our relationship with Wind River, which entails a collaborative effort in the marketing and selling of our respective products will be discontinued and such discontinuation could significantly harm our business.

   Wind River Systems is a major provider of operating systems and development tools. Currently, we collaborate with Wind River in marketing and selling our respective product offerings. However, Wind River recently acquired Integrated Systems, another provider of operating systems and development tools. We believe this acquisition will likely affect our relationship with Wind River, as Wind River will expand its product offerings to actively market and sell development tools similar to the products we offer. Any interruption of our relationship would likely cause significant harm to our business.

   Intense competition in our industry may result in price reductions, reduced gross margins and loss of market share, and in turn may hurt our business and ability to compete successfully.

   The embedded systems development tools market is rapidly evolving and intensely competitive. Competition could intensify even further if microprocessor manufacturers were to enter into our marketplace.

Competitors may develop and offer products and services similar to ours in the future. Our business would be harmed if we are not able to compete successfully against current or future competitors. Although we believe that there are market opportunities for several providers of products and services similar to ours, a single provider might obtain a dominant position. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could harm our business. A number of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing, technical and other resources than we do. Our competitors may be able to devote significantly greater resources to marketing campaigns, adopt more aggressive pricing policies and may expend substantially more resources on product development. If we do not compete effectively, our revenues and earnings may suffer.

   If we lose the services of any of our key personnel, our ability to develop new products, service our customers or expand our operations could be impeded.

   In order to continue to provide quality services in our rapidly changing business, we believe it is particularly important to retain personnel with experience. Our business depends in large part on the continued service of a number of key employees, including Peter Dawson, our President and Chief Executive Officer, and James Watkins, our Chief Operating Officer and Senior Vice President of Sales and Marketing. The loss of the services of Mr. Dawson, Mr. Watkins or any of our other key personnel could seriously impede our success. Our employees, other than Messrs. Dawson, Watkins, Lossky and McGillivray, are not subject to employment contracts and are free to leave us at any time. We might not be able to prevent key personnel, who may leave our employ in the future, from disclosing or using our technical knowledge, practices and procedures. One or more of our key employees could join a competitor or form a competing company. Losing the services of one or more of our key employees could impede our ability to develop new products, service our customers or expand our operations.

   There is intense competition for qualified engineers and sales and marketing personnel, and our failure to recruit, retain and motivate such skilled employees could affect our ability to increase our sales.

   Our failure to attract and retain qualified employees could impair our ability to grow our business. In order to maintain and increase our market share, we must be able to hire, train, and retain and manage highly skilled employees. To date, we have been successful in meeting our requirements for highly skilled sales and support personnel and research and development engineers. However, competition for such engineers is intense and likely to become more so in the future. If our operations continue to grow, it may become more difficult to recruit, train and retain skilled engineers and managers. Failure to attract and retain qualified employees will impede our ability to develop new products and service our customers and expand our operations.

   If our customers' new products do not use microprocessors for which we supply development tools, we will lose significant sales in the future.

   We do not provide development tools for many microprocessor families used in embedded systems. Our success depends on our customers selecting microprocessors that we provide development tools for as the standard for new generations of their products. If our customers do not use these microprocessors, our future sales would be reduced.

   If customers are late in commencing their product development cycles, our short-term revenues would be negatively affected.

   Developers generally buy our development tools at the beginning of a product development cycle. If a customer delays its product development cycle, it will likely also postpone the purchase of our development tools. Such a delay could cause a decline in our short-term revenues. There are many reasons why a particular customer's project might experience delays. For example, the customer's own design process could be slowed by technical problems or unavailability of personnel.

   The unpredictability of our operating results may adversely affect the trading price of our common stock.

   We expect that our quarterly and annual operating results will fluctuate significantly due to many factors, some of which are outside our control, including:

  . demand for and market acceptance of our products and services;

  . our ability to retain key customers or strategic partners;

  . intense and increased competition;

  . introductions of new products or services, by us and our competitors; and

  . our ability to control our costs.

   Any one or more of these factors could affect our business, financial condition and results of operations, and this makes any prediction of results of operations on a quarterly basis unreliable. As a result, we believe that period-to-period comparisons of our historical results of operations are not necessarily meaningful and that you should not rely on them as an indication of future performance. It is possible that our quarterly results of operations may be below the expectations of public market analysts and investors. This could cause the price of our common stock to decline substantially.

   Risks associated with our international business operations could impair our ability to grow our business.

   A significant portion of our sales are generated outside the United States. This exposes us to risks such as economic fluctuations in various countries, longer accounts receivable collection periods, greater difficulty in collecting accounts receivable, reduced or limited protection for intellectual property, export license requirements and other trade barriers and potentially adverse tax consequences. We must employ and retain personnel throughout the world and employment laws vary widely from country to country. To date, we have been able to successfully staff our international operations, but if we continue to grow our operations, it may become more difficult to manage our business. We may also experience foreign currency fluctuations which could have a significant impact on our revenues, cash flow and ability to achieve and maintain profitability as we attempt to grow our business. If we fail to manage our international operations successfully, our ability to service our foreign customers and grow our business in these countries will be seriously impeded.

   We rely on a single source for supply of a circuit board component and our business may be harmed if our supply of this component is disrupted.

   We currently purchase a key component (field programmable gate arrays) from Altera Corporation. We purchase this component as needed and have no long-term contracts with Altera. Although we believe that there are alternative sources for this component, switching to another source could require significant re-engineering and result in product delays. Such a disruption in supply could hurt our ability to deliver our products to our customers and negatively affect our operating margins.

   Our customers give us orders for projects at hand rather than for long-term requirements. Thus, our failure to obtain and fulfill orders in a quarter will hurt our operating result for that period.

   A majority of our revenue is derived from orders relating to a customer's particular projects rather than long-term contracts. We cannot assure you that a customer will purchase additional products from us once a project is completed. A decrease in demand for our products from one or more customers could occur with limited advance notice and could have a negative impact on our results of operations in any particular period. In addition, a substantial portion of our expenses, including most product development and selling and marketing expenses, must be incurred in advance of revenue generation. If our revenues do not meet our expectations, then our operating profit, if any, may fall short of our expectations.

   If we do not respond rapidly to technological changes, our business will suffer.

   Our customers are continuously developing new products to compete within their own markets and are seeking to both shorten the time to market and improve the quality of their products. In addition, microprocessor technology is constantly changing and our competitors are constantly improving their products in response. As a result, we must anticipate and react to changes in our market, and we cannot assure you that we will be able to respond quickly or effectively to such developments. The introduction of new products by competitors, market acceptance of products based on new or alternative technologies or the emergence of new industry standards could render our existing or future products obsolete. Our business will suffer if we do not modify our products or create new ones in order to meet customer needs on a timely basis and match or surpass the advances in competitive products.

   Expanding our product offerings may strain our ability to manage our business.

   We seek continued growth by expanding our product line and extending it to microprocessor platforms for which we do not currently provide tools. This effort will:

  . place a significant burden on our management;

  . require our recruiting and retaining additional high-level executives;

  . require the hiring of significantly more engineers;

  . require significant outlays of cash for technically skilled sales persons and sales efforts; and

  . strain existing operational systems and controls.

   We may not be able to meet our hiring needs for engineering and management personnel because of the small number of qualified candidates and the intense demand for their services. We are unable to assure you that we will be able to expand our product offerings and, if we do grow, whether we will be able to expand our managerial and operational infrastructure to manage such expansion successfully.

   We could become involved in litigation regarding intellectual property rights which could seriously harm our business.

   We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We also enter into nondisclosure agreements with our employees, consultants and corporate partners, and control access to our proprietary information. Litigation may be necessary in order to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement. Although we are not aware of any third party intellectual property rights that would prevent the use and sale of our products, we may unknowingly infringe the proprietary rights of others. Any infringement could result in significant liability to us. If we do infringe the proprietary rights of others, we could be forced to either seek a license to those intellectual property rights or alter our products so that they no longer infringe upon other's proprietary rights. Any such license could be very expensive to obtain or may not be available at all. Similarly, changing our products or processes to avoid infringing the rights of others may be costly or impractical. Such litigation could result in substantial costs and diversion of resources and management's focus.

   Year 2000 non-compliance by our customers, vendors or third parties could adversely impact our business.

   Many computers use two-digit date fields to identify a given year. Year 2000 non-compliance is the failure of date sensitive computing systems and applications to properly recognize and process dates into and after the year 2000. Problems associated with such recognition failures may not become apparent until some time after January 2000. We believe that our own products do not contain any date sensitive components. However, we are unable to evaluate whether our customers', vendors' or third parties' products are Year 2000 compliant. Purchasing patterns may be affected by Year 2000 issues if our customers are required to expend significant resources to correct or replace their current systems. These customers and potential customers may have fewer funds available to purchase our products. Further, our vendors and suppliers may use computing systems that are not Year 2000 compliant. If a limited or sole source supplier experienced difficulties relating to their computer system, we may be forced to expend resources in locating an alternative supplier. In addition, our internal information and manufacturing systems are dependent upon personal computers using date sensitive components. If any of these systems were to fail, we may have to expend financial and managerial resources to correct any problems.

   Our former status as a Subchapter S corporation could expose us to liability.

   We elected Subchapter S corporation status under the Internal Revenue Code from our inception to the completion of this offering. Although we believe that we met the Subchapter S corporation requirements under the Code during this period, we have not requested, and the IRS has not made a determination, as to our status. If the IRS were to challenge our status and determine that we did not meet the Code requirements for Subchapter S corporations, we could be liable for unpaid federal and state income taxes for all or a part of the time that we elected Subchapter S corporation status, plus interest and possible penalties.

   Risks Related To This Offering

   We are controlled by a small number of stockholders who could make decisions that adversely affect other stockholders.

   Peter Dawson, James Watkins and John Baggott will, in the aggregate, hold 57.1% of the outstanding shares of our common stock upon the closing of this offering, or 55.6% if the underwriters exercise their over-allotment option in full. As a result of their ownership share, these stockholders will have significant control over management and operations and will have a significant influence on all votes requiring stockholder approval, including votes to amend our Restated Articles of Organization in certain respects or approve a merger, sale of assets or other major corporate transactions.

   Our stock has never been traded publicly and its price could be volatile, which could affect your ability to resell your shares at a profit.

   Prior to this offering, you could not buy or sell our common stock publicly. An active market for our common stock may not develop or be sustained after this offering. The stock market has from time to time experienced significant price and volume fluctuations that have affected the market prices for the securities of technology companies. As a result, you may not be able to resell your shares at a price equal to or greater than the initial public offering price.

   The market price of our common stock may fluctuate significantly in response to many factors, some of which are beyond our control, including the following:

  .  actual or anticipated fluctuations in our operating results;

  .  changes in market valuations of other technology companies;

  . announcements by us or our competitors of significant technical innovations, contracts, acquisitions, strategic relationships, joint ventures or capital commitments;

  .  termination of a strategic relationship; and

  .  sales of common stock in the future.

   A significant number of shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly.

   After this offering, we will have outstanding 16,994,000 shares of common stock. This includes the 4,500,000 shares we and a selling stockholder are selling in this offering, all of which may be resold in the public market immediately. The remaining 12,494,000 shares of our total outstanding shares are presently restricted but will become available for resale in the public market as shown below.

   As restrictions on resale end, the market price could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them.

 Number of Shares Date of availability for resale into public market
 ---------------- --------------------------------------------------
  8,689,900       On September  , 2000, due to a lock-up agreement these
                  stockholders have with Prudential Securities Incorporated on behalf of the underwriting group. However, Prudential
                  Securities Incorporated can waive this restriction at any
                  time and without notice.
  3,804,100       Between September  , 2000 and March  , 2001, due to the
                  requirements of the federal securities laws.

   After the date of this prospectus, we intend to file one or more registration statements under the Securities Act to register all shares of common stock issuable upon the exercise of outstanding stock options or reserved for issuance under our Amended and Restated 1999 Stock Option Plan of which 652,200 will be immediately exercisable as of April 1, 2000 and 652,200 shares will be exercisable within 60 days of February 1, 2000. Those registration statements are expected to become effective immediately upon filing, and subject to the vesting requirements and exercise of the related options and the grant of stock awards as well as the terms of the lock-up agreements, shares covered by those registration statements will be eligible for sale in the public markets, except for any shares held by our "affiliates."

   Investors in this offering will experience immediate and substantial dilution and may experience additional dilution in the future.

   The initial public offering price of our stock is substantially higher than the net tangible book value per share of our common stock immediately after this offering. Therefore, if you purchase our common stock in the offering, you will incur immediate and substantial dilution of approximately $8.76 per share in the net tangible book value per share of common stock from the price you pay for a share of common stock in the offering based upon the assumed initial public offering price of $11.00 per share. In addition, as of December 31, 1999, there were options outstanding to purchase 2,555,500 shares of our common stock at a weighted average exercise price of $3.27. To the extent any of these options are exercised, you will suffer dilution greater than the $8.68 per share described above.

   Our management will have broad discretion in the use of proceeds and they may not effectively utilize those funds.

   The primary purposes of this offering are to obtain additional capital, create a public market for our common stock and facilitate future access to public markets. We expect to use the net proceeds from this offering for working capital and other general corporate purposes, including expansion of our sales staff. Our management will have considerable discretion in the application of the net proceeds of this offering and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Because of the number and variability of the factors that may determine our use of the net proceeds from this offering, we cannot assure you that the net proceeds will be used for corporate purposes that increase our profitability or our market value or that you will agree with our use of proceeds.

   Our charter and Massachusetts law may inhibit a takeover, which may limit the price an investor is willing to pay for our common stock.

   Certain provisions of our Restated Articles of Organization and Amended and Restated Bylaws, and certain provisions of Massachusetts law could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of EST. Such provisions could limit the price that investors might be willing to pay in the future for the EST's common stock. These provisions permit the issuance of "blank check" preferred stock by the Board of Directors without stockholder approval, require super-majority approval to amend certain provisions in the charter and Bylaws and impose various procedural and other requirements that could make it more difficult for stockholders to effect certain corporate actions. The application of such provisions also could have the effect of delaying or preventing a change of control in the Company.

                          FORWARD-LOOKING STATEMENTS

   This prospectus includes forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. These forward-looking statements are subject to a number of risks, uncertainties and assumptions about us, including, among other things:

  . General economic and business conditions, both nationally and in our markets,

  . Our expectations and estimates concerning future financial performance, financing plans and the impact of competition,

  . Anticipated trends in our business,

  . Competition in our market, and

  . Other risk factors set forth under "Risk Factors" in this prospectus.

   In addition, in this prospectus, the words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect" and similar expressions, as they relate to us, our business or our management, are intended to identify forward-looking statements.

   We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

  SUBCHAPTER S CORPORATION AND TERMINATION OF SUBCHAPTER S CORPORATION STATUS

   We have been treated as a Subchapter S corporation for federal income tax purposes since we were organized on January 5, 1989. As a result, we have not been liable for federal and certain state income taxes, and all of our earnings have been subject to federal, and certain state, income taxation directly at the stockholder level. Our Subchapter S corporation status will terminate upon the closing of this offering, at which time we will become subject to corporate income taxation under Subchapter C of the Internal Revenue Code and applicable state income taxation law. Pro forma statement of operations data included in this prospectus have been adjusted to include pro forma income tax provisions as if we had been a Subchapter C corporation during the relevant periods.

   As soon as practicable following the closing of this offering, we intend to make a distribution to our stockholders of record on the day prior to the effective date of the registration statement of $4.6 million, which is the estimated amount of our cumulative Subchapter S income for the period we were a Subchapter S corporation (from January 5, 1989 through the date of the closing of this offering ) minus any distributions made to stockholders during this period. Investors purchasing shares in this offering will not receive any portion of the distribution.

   We expect to enter into a Tax Indemnification Agreement with our existing stockholders providing for, among other things, the stockholders to indemnify us for any federal and state income taxes, including interest and penalties, incurred by us if for any reason we are deemed to be treated as a Subchapter C corporation during any period in which we reported our taxable income as a Subchapter S corporation. The tax indemnification obligation of each existing stockholder is limited to the aggregate amount of all distributions made to such stockholders by us since the first day of the first tax year that we are deemed to be treated as a Subchapter C corporation. We believe we have met the requirements for a Subchapter S corporation and the Tax Indemnification Agreement will provide for payment by our existing stockholders to us and by us to our existing stockholders to adjust for any increases or decreases in tax liability arising from a tax audit which affects our tax liability and results in a corresponding adjustment to the tax liability of our existing stockholders. The amount of any payment cannot exceed the amount of refund received from the IRS by us or our existing stockholders attributable to the adjustment.

                                USE OF PROCEEDS

   We estimate that our net proceeds from the sale of the 4,100,000 shares of common stock to be sold by us will be approximately $40,943,000 ($45,802,250 if the underwriters exercise their over-allotment option from us in full), assuming an initial public offering price of $11.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use these net proceeds for the following specific purposes:

  . to make a distribution of previously undistributed Subchapter S corporation income of approximately $4.6 million;

  . to repay an outstanding balance of $2.4 million on a $2.5 million line of credit from BankBoston, N.A., dated as of December 27, 1999. This line of credit requires monthly payments of accrued interest to be paid until August 31, 2001, at which time all outstanding principal is payable. The line of credit accrues interest at an initial rate of 8.25% per annum and is collateralized by all of our assets. The purpose of the borrowings under the line of credit is to fund payments of taxes to the Internal Revenue Service and state taxing authorities incurred by seven key employee stockholders, other than the recipients of the $4.6 million described above, who were awarded shares of common stock in 1999; and

  . for general working capital purposes.

   We have broad discretion regarding the use of some of the proceeds to us from this offering. We currently intend to use the remainder of the net proceeds from this offering for general corporate purposes, including working capital, product development, the hire of additional engineers and the expansion of our sales force, and expansion of our international operations. We may also use a portion of the net proceeds to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. We have no specific understandings, commitments or agreements with respect to any such acquisition or investment. Pending these uses, we plan to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities or guaranteed obligations of the U.S. government. We will not receive any proceeds from the sales of common stock by the selling stockholders.

                                DIVIDEND POLICY

   We do not anticipate declaring or paying cash dividends in the foreseeable future. We currently intend to retain all future earnings, if any, to finance the expansion of our business. We currently intend, subject to our contractual obligations under the Tax Indemnification Agreement, to retain earnings for the expansion and continued development of our business. Our current loan agreement restricts the payment of dividends without prior written consent. Other restrictions or limitations on the payment of dividends may be imposed in the future under the terms of credit agreements or under other contractual provisions. In the absence of such restrictions or limitations, the declaration and payment of any dividends will be at the discretion of our Board of Directors.

                                 CAPITALIZATION

   The following table sets forth EST's capitalization as of December 31, 1999:

    (i) on an actual basis,

    (ii) on a pro forma as adjusted basis after giving effect to:

      . the intended distribution to stockholders of approximately $4.6 million of cumulative undistributed Subchapter S corporation taxable income for which stockholders of record prior to the closing of this offering have been taxed and reclassification of the remaining undistributed losses to additional paid-in capital,

      . termination of the redemption rights of the existing holders of common stock upon consummation of the initial public offering, and

      . the sale of 4,100,000 shares of common stock by EST in this offering at an assumed initial public offering price of $11.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses.

                                                  December 31, 1999
                                          -------------------------------------
                                                                Pro Forma
                                              Actual           As Adjusted
                                          ----------------  -------------------
                                          (in thousands, except share data)
Redeemable common stock:
  Common stock, $0.10 par value;
   45,000,000 shares authorized;
   10,111,000 shares issued and
   outstanding; none issued and
   outstanding, pro-forma as adjusted....            1,893
  Note receivable from stockholder.......             (550)
                                          ----------------
      Total redeemable common stock......            1,343
                                          ----------------
Stockholders' equity:
  Common stock, $.10 par value;
   45,000,000 shares authorized;
   2,783,000 shares issued and
   outstanding; 16,994,000 shares
   issued and outstanding, pro-forma as
   adjusted..............................              278               1,699
  Additional paid-in capital.............            8,206              41,986
  Deferred compensation .................             (942)               (942)
  Note receivable from stockholder.......             (472)             (1,022)
  Accumulated deficit....................           (2,986)                --
  Accumulated other comprehensive loss...              (89)                (89)
                                          ----------------    ----------------
    Total stockholders' equity ..........            3,995              41,632
                                          ----------------    ----------------
      Total capitalization............... $          5,338    $         41,632
                                          ================    ================

The common stock to be outstanding after this offering is based on shares outstanding as of February 1, 2000 and excludes 2,555,500 shares of common stock issuable upon the exercise of options outstanding as of such date at a weighted average exercise price of $3.27 per share. See Note 8 of Notes to Consolidated Financial Statements.

                                    DILUTION

   Purchasers of the common stock in the offering will experience immediate and substantial dilution in the net tangible book value of the common stock from the initial public offering price. The pro forma net tangible book value per share represents the amount of the total tangible assets less total liabilities, divided by the number of shares of common stock outstanding, including redeemable common stock. At December 31, 1999, we had a pro forma net tangible book value of approximately $0.7 million or $0.05 per share of common stock. After giving effect to the sale of 4,100,000 shares of common stock offered by us at an assumed initial public offering price of $11.00 per share, the assumed exercise of 2,555,500 options at a weighted average exercise price of $3.27 per share outstanding at February 2, 2000 and after the deduction of underwriting discounts and commissions and estimated offering expenses, pro forma net tangible book value at December 31, 1999 would have been approximately $45.3 million or $2.32 per share. This represents an immediate increase in net tangible book value of $2.27 per share to existing shareholders and an immediate and substantial dilution of $8.68 per share to new investors purchasing common stock in this offering. The following table illustrates this per share dilution:


   Assumed initial public offering price..........................       $11.00
     Pro forma net tangible book value as of December 31, 1999.... $0.05
     Increase attributable to new investors.......................  2.27
                                                                   -----
   Pro forma, as adjusted, net tangible book value after this
    offering......................................................         2.32
                                                                         ------
   Dilution to new investors......................................       $ 8.68
                                                                         ======

   Excluding the effect of the assumed exercise of stock options, the pro forma, as adjusted net tangible book value after this offering would be $2.18 per share and the dilution to new investors would be $8.82 per share.

   The following table summarizes, on the pro forma basis described above as of December 31, 1999, the differences between existing stockholders and new investors in this offering with respect to the number of shares of common stock purchased from us, the total consideration paid to EST and the average consideration paid per share at an assumed initial public offering price of $11.00 per share, before the deduction of underwriting discounts and commissions and estimated offering expenses payable by us.

                                 Shares Purchased  Total Consideration  Average
                                ------------------ -------------------   Price
                                  Number   Percent   Amount    Percent Per Share
                                ---------- ------- ----------- ------- ---------
Existing shareholders.......... 15,449,500   79.0% $ 8,345,000   15.6%  $ 1.85
New investors..................  4,100,000   21.0% $45,100,000   84.4%  $11.00
                                ----------  -----  -----------  -----
  Total........................ 19,549,500  100.0% $53,445,000  100.0%
                                ==========  =====  ===========  =====

   The foregoing discussion and tables assume no exercise of the underwriters' over-allotment option.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The following selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The selected consolidated statement of operations data for the years ended December 31, 1997, 1998 and 1999, and the selected consolidated balance sheet data as of December 31, 1998 and 1999, are derived from and are qualified by reference to the audited consolidated financial statements included elsewhere in this prospectus. The consolidated statement of operations data for the years ended December 31, 1995 and 1996 and the consolidated balance sheet data as of December 31, 1995, 1996 and 1997, have been derived from audited consolidated financial statements of EST that do not appear in this prospectus. The historical results are not necessarily indicative of the operating results to be expected in the future.

   EST has been treated as a Subchapter S corporation under the applicable provisions of the Internal Revenue Code since January 5, 1989. As a Subchapter S corporation, EST has not been subject to federal and certain state income taxes. Therefore, the historical net income (loss) and net income (loss) per share data set forth below does not include provision for federal income taxes. The pro forma net income (loss) reflects the provision for income taxes that would have been recorded had EST been a Subchapter C corporation, assuming an effective tax rate of 40%, 32%, 34%, 40% and 11% for the years ended December 31, 1995, 1996, 1997, 1998 and 1999, respectively. See Notes 2 and 10 to Notes to Consolidated Financial Statements.

                                        Year Ended December 31,
                                 --------------------------------------
                                  1995   1996    1997    1998    1999
                                 ------ ------  ------- ------- -------
                                     (in thousands, except per share data)
Statement of Operations Data:
Revenues.......................  $4,787 $8,262  $11,766 $18,250 $28,451
Cost of revenues...............   1,326  1,945    2,874   3,823   5,349
                                 ------ ------  ------- ------- -------
Gross profit...................   3,461  6,317    8,892  14,427  23,102
Selling and marketing..........   1,575  2,833    4,052   7,236  10,595
Research and development.......   1,100  1,636    2,150   3,085   4,838
General and administrative.....     314    541      721   1,040   1,815
Stock-related compensation
 expense (1)...................     --     --       --      --    9,437
                                 ------ ------  ------- ------- -------
Total operating expenses.......   2,989  5,010    6,923  11,361  26,685
Income (loss) from operations..     472  1,307    1,969   3,066  (3,583)
Interest income (expense)......     --     (22)      22      42     238
                                 ------ ------  ------- ------- -------
Income (loss) before provision
 for income taxes and minority
 interest in majority owned
 subsidiary....................     472  1,285    1,991   3,108  (3,345)
Provision for income taxes.....     111    116      131     218     402
                                 ------ ------  ------- ------- -------
Income before minority interest
 in majority owned subsidiary..     361  1,169    1,860   2,890  (3,747)
Minority interest in majority
 owned subsidiary..............      92     68      --      --      --
                                 ------ ------  ------- ------- -------
Net income (loss)..............     269  1,101    1,860   2,890  (3,747)
Accretion of redeemable common
 stock to redemption value.....     --     --       --      --   (1,893)
                                 ------ ------  ------- ------- -------
Net income (loss) to common
 stockholders..................  $  269 $1,101  $ 1,860 $ 2,890 $(5,640)
                                 ====== ======  ======= ======= =======
Historical net income (loss)
 per share -basic and diluted..  $ 0.03 $ 0.11  $  0.18 $  0.29 $ (0.49)
Pro forma statement of
 operations data
 (unaudited):
Historical income (loss) before
 income taxes..................  $  472 $1,285  $ 1,991 $ 3,108 $(3,345)
Pro forma provision for income
 taxes assuming C corporation
 tax...........................     189    411      677   1,243    (368)
                                 ------ ------  ------- ------- -------
Pro forma net income (loss)....  $  283 $  874  $ 1,314 $ 1,865 $(2,977)
                                 ====== ======  ======= ======= =======
Pro forma net income (loss) per
 common share - basic and
 diluted.......................  $ 0.03 $ 0.09  $  0.13 $  0.18 $ (0.26)

                                                                December
                                        December 31,            31, 1999
                                 --------------------------- ---------------
                                                                       Pro
                                  1995   1996   1997   1998  Actual   Forma
                                 ------ ------ ------ ------ ------- -------
                                                  (in thousands)
Balance Sheet Data:
Cash and cash equivalents....... $  232 $  618 $1,158 $2,440 $ 1,552 $ 1,552
Working capital.................    507  1,513  2,321  3,848   3,401   3,401
Total assets....................  2,229  3,072  4,728  7,604  13,261  13,261
Redeemable common stock.........    --     --     --     --    1,893     --
Total stockholders' equity......    530  1,609  2,685  4,393   3,995     689

--------
(1) The stock-related compensation expense relates to the issuance of 2,783,000 shares of common stock and the grant of options to purchase 1,692,000 shares of common stock to employees in June 1999. See Note 8 to Notes to Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis of the financial condition and results of operations of EST should be read in conjunction with "Selected Consolidated Financial Data" and EST's consolidated financial statements and notes thereto appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks and uncertainties. You should not place undue reliance on these forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain important factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

   We design, manufacture, sell and support integrated hardware and software tools for programming, testing and debugging embedded systems. Embedded systems are special purpose computers within intelligent industrial and consumer products such as network switches and routers, cellular base stations, process control systems, cell phones, printers and anti-lock braking systems. Our products enable developers to quickly and reliably program and debug the embedded systems that manufacturers build into their industrial and consumer products.

   Founded in January 1989 by our current president and chief executive officer, Peter Dawson, we have experienced consistent annual growth in revenues and operating profits, except for a loss in the year ended December 31, 1999 attributable to the unusual compensation charge described further below. We have financed this growth principally from operations and, to a lesser extent, through periodic short-term bank borrowings. Prior to the offering, EST's common stock was owned solely by its founder, officers and employees.

   Over the three years ended December 31, 1999, revenues have grown at a compound annual rate of xx%. We have experienced significant revenue growth both internationally and domestically as a result of our late 1997 transition from indirect sales through manufacturing representatives to direct sales utilizing our own sales personnel; overall growth in industry demand; increased penetration of major domestic and international accounts; our focus on adding more functionality and features in an integrated hardware/software development solution; and comprehensive customer support available from our experienced development engineers, sales personnel and technical support teams.

   Revenues are recognized when products are shipped against written purchase orders. Service and extended warranty revenues, which are not significant, are recognized as earned over the related contract periods. We sell our products pursuant to purchase orders and do not have long term contracts with customers. Because we typically ship within 30 days of receipt of an order, we do not have a significant backlog. The lack of any substantial backlog could contribute to fluctuations in quarterly operating results.

   In the year ended December 31, 1999, we recorded compensation expense of $9.4 million related to the fair value of common stock and stock options awarded to employees and to partial payment of related tax liabilities on behalf of employees related to the common stock awards. For more information, please see Note 8 to Notes to the Consolidated Financial Statements.

   Our business could over time be affected materially by competitive changes in the embedded systems industry, including industry consolidation, decisions by major industry elements to change their methods of securing tool support for customer development, improved or restricted access to qualified engineering employees (for sales and support as well as for research and development), our present efforts to adapt our tools to support non-Motorola microprocessors, as well as general industry conditions and trends in individual overseas economies.

   Costs of revenues as a percentage of sales could be affected by any number of factors, including availability and prices of key components and subassemblies. Any gradual improvement in margins as a result of greater software value and manufacturing efficiencies may well be offset by higher expenses relating to customer and technical support.

   Our policy is to hire sales, support and development engineers qualified in the embedded systems field whenever they become available. We are currently hiring aggressively to staff up for the development and introduction of tools for new microprocessor families. Hiring in advance of budget could adversely effect our quarterly results. We intend to continue and accelerate our policy of maximizing growth in products, features and customer support with the view of maximizing long-term shareholder value.

Results of Operations

   The following table sets forth for the periods indicated the percentage of total revenue of certain line items included in our statement of operations:

                                                        Year Ended December
                                                                31,
                                                        ----------------------
                                                         1997    1998    1999
                                                        ------  ------  ------
Revenues...............................................  100.0%  100.0%  100.0%
Cost of revenues.......................................   24.4    20.9    18.8
                                                        ------  ------  ------
    Gross profit.......................................   75.6    79.1    81.2
                                                        ------  ------  ------
Operating expenses:
  Selling and marketing................................   34.4    39.7    37.2
  Research and development.............................   18.3    16.9    17.0
  General and administrative...........................    6.1     5.7     6.4
  Stock-related compensation expense (1)...............    --      --     33.2
                                                        ------  ------  ------
    Total operating expenses...........................   58.8    62.3    93.8
                                                        ------  ------  ------
Income (loss) from operations..........................   16.8    16.8   (12.6)
Interest income (expense)..............................    0.2     0.2     0.8
                                                        ------  ------  ------
Income (loss) before provision for income taxes .......   17.0    17.0   (11.8)
Provision for income taxes.............................    1.1     1.2     1.4
                                                        ------  ------  ------
Net income (loss)......................................   15.9%   15.8%  (13.2)%
                                                        ======  ======  ======

--------
(1) The stock-related compensation expense relates to the issuance of 2,783,000 shares of common stock and the grant of options to purchase 1,692,000 shares of common stock to employees in June 1999. See Note 8 to Notes to Consolidated Financial Statements.

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

   Revenues. Revenues increased to $28.5 million for the year ended December 31, 1999 from $18.3 million for the year ended December 31, 1998, an increase of 55.7%. Domestic revenue increased from $12.9 million in the year ended December 31, 1998 to $19.3 million in the year ended December 31, 1999, an increase of 48.8%, while foreign revenue increased from $5.3 million in the year December 31, 1998 to $9.2 million in the year ended December 31, 1999, an increase of 73.6%. Unit sales for all significant product lines increased. Our subsidiaries in Japan and the UK contributed strongly to unit sales growth in overseas revenues for the year as compared with the comparable period in 1998.

   Cost of Revenues. Cost of revenues consists of materials (including procurement costs of finished boards and subassemblies), manufacturing expenses (final test, assembly and quality control), and costs associated with our technical support department. For the year ended December 31, 1999 compared to the comparable period in 1998, cost of revenues increased to $5.4 million in 1999 from $3.8 million in the 1998 period, but declined as a percentage of revenues from 20.9% to 18.8%. The decline in cost of revenues as a percentage of revenues and commensurate increase in gross margins is attributable to increased features and functionality delivered in our bundled products, as well as to overall manufacturing efficiencies on higher volumes.

   Selling and Marketing. Selling and marketing expenses increased by 47.2% from $7.2 million in the year ended December 31, 1998 to $10.6 million in the year ended December 31, 1999, but decreased as a percentage of revenue from 39.6% to 37.2% during this period. The increase in selling and marketing expenses was principally due to a growth in sales and marketing personnel, including salaries, related benefits, commissions, travel and other personnel-related expenses, from 35 at December 31, 1998 to 70 at December 31, 1999. We intend to continue to increase the number of sales and marketing personnel and these associated expenses are likely to continue to increase.

   Research and Development. Research and development expenses increased to $4.8 million in the year ended December 31, 1999 from $3.1 million in the year ended December 31, 1998, an increase of 54.8%, and remained constant at 17% as a percentage of revenue. The increase in research and development expenses (which includes salaries and related benefits as well as expenses for development materials and depreciation on computer facilities related to personnel) was principally due to a growth in research and development personnel from 23 at December 31, 1998 to 40 at December 31, 1999. Our plans to adapt our development tools for use with non-Motorola microprocessor architectures, to add application specific features and to provide software services to our tools suite, will result in increases in these expenses in the future.

   General and Administrative. General and administrative expenses increased to $1.8 million in the year ended December 31, 1999 from $1.0 million in the year ended December 31, 1998, an increase of 74.5%. The increase in general and administrative expenses was principally due to a growth in general and administrative personnel from 7 at December 31, 1998 to 11 at December 31, 1999. We expect to add additional personnel and incur increased infrastructure costs in support of growth and our status as a publicly-held company.

   Stock-Related Compensation Expense. Results for the year ended December 31, 1999 include a charge of $9.4 million related to the fair value of common stock and stock options awarded to employees and to partial payment of related tax liabilities on behalf of employees related to the common stock awards. For more information, please see Note 8 to Notes to the Consolidated Financial Statements.

   Interest Income. Interest income increased to $238,000 in the year ended December 31, 1999 from $42,000 in the year ended December 31, 1998, an increase of 466.7%. The increase in interest income was largely due to higher average cash balances.

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

   Revenues. Revenues increased to $18.3 million in the year ended December 31, 1998 from $11.8 million in the year ended December 31, 1997, an increase of 55.1%. Domestic revenue increased from $9.0 million in the year ended December 31, 1997 to $12.9 million in the year ended December 31, 1998, an increase of 43.3%, while foreign revenue increased from $2.8 million in the year ended December 31, 1997 to $5.3 million in the year ended December 31, 1998, an increase of 89.3%. All product lines contributed to the revenue growth. The increase in revenues was due to greater market penetration achieved through an increase in direct sales personnel as a result of the shift from indirect to direct selling, both domestically and internationally.

   Cost of Revenues. Cost of revenues increased to $3.8 million for the period ended December 31, 1998 from $2.9 million for the period ended December 31, 1997, an increase of 33%, but declined as a percentage of revenues to 20.9% from 24.4%. The corresponding increase in gross margin was principally due to lower costs associated with direct sales in 1998 compared to sales through manufacturers' representatives in 1997.

   Selling and Marketing. Selling and marketing expenses increased to $7.2 million for the year ended December 31, 1998 from $4.1 million for the year ended December 31, 1997, an increase of 78.6%, but increased as a percentage of revenue from 34.4% to 39.6%. The year-to-year increase in expenses was due to higher personnel and related costs associated with converting our distribution channel from reliance on manufacturers' representatives to a direct sales force. This conversion involved opening several new sales offices and forming two new subsidiaries, and increasing selling and marketing personnel from 21 at December 31, 1997 to 29 at December 31, 1998.

   Research and Development. Research and development expenses increased to $3.1 million in the year ended December 31, 1998 from $2.2 million in the year ended December 31, 1997, an increase of 43.5%, but decreased as a percentage of revenue from 18.3% to 16.9%. The increase in research and development expenses was principally due to increased costs associated with an increase in research and development personnel from 16 at December 31, 1997 to 23 at December 31, 1998.

   General and Administrative. General and administrative expenses increased to $1.0 million in the year ended December 31, 1998 from $0.7 million in the year ended December 31, 1997, an increase of 44.2%, but decreased as a percentage of revenue from 6.1% to 5.7%. The increase in general and administrative expenses resulted from higher compensation awarded to key employees in the year ended December 31, 1998.

   Interest Income. Interest income increased to $42,000 in the year ended December 31, 1998 from $22,000 in the year ended December 31, 1997, an increase of 90.9%. The increase in interest income was largely due to higher average cash balances.

Quarterly Results of Operations

   The following tables set forth a summary of EST's unaudited quarterly results for each of the eight quarters ended December 31, 1999. This information has been derived from unaudited interim consolidated financial statements that, in the opinion of management, have been prepared on a basis consistent with the audited Consolidated Financial Statements contained elsewhere in this prospectus and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information. The operating results for any quarter are not necessarily indicative of results for any future quarterly period.

Statement of Operations Data:

                         March 31, June 30, Sept. 30, Dec. 31, March 31, June 30,   Sept. 30, Dec. 31,
                           1998      1998     1998      1998     1999      1999       1999      1999
                         --------- -------- --------- -------- --------- --------   --------- --------
                                                       (in thousands)
Revenues................  $3,476    $4,436   $5,259    $5,079   $5,530   $ 6,495     $7,519    $8,907
Cost of revenues........     791     1,201      976       855    1,083     1,282      1,424     1,560
                          ------    ------   ------    ------   ------   -------     ------    ------
 Gross profit...........   2,685     3,235    4,283     4,224    4,447     5,213      6,095     7,347
                          ------    ------   ------    ------   ------   -------     ------    ------
Operating expenses:
 Selling and marketing..   1,322     1,599    2,190     2,125    2,026     2,497      2,751     3,321
 Research and
  development...........     710       740      831       804    1,041     1,043      1,294     1,460
 General and
  administrative........     235       280      251       274      318       381        415       701
 Stock-related
  compensation expense..     --        --       --        --       --      9,363         30        44
                          ------    ------   ------    ------   ------   -------     ------    ------
 Total operating
  expenses..............   2,267     2,619    3,272     3,203    3,385    13,284      4,490     5,526
                          ------    ------   ------    ------   ------   -------     ------    ------
Income (loss) from
 operations.............     418       616    1,011     1,021    1,062    (8,071)     1,605     1,821
Interest income.........       7         3       11        21       57        56         51        74
                          ------    ------   ------    ------   ------   -------     ------    ------
Income (loss) before
 provision for income
 taxes..................     425       619    1,022     1,042    1,119    (8,015)     1,656     1,895
Provision for income
 taxes..................      41        53       63        61       74        89        111       128
                          ------    ------   ------    ------   ------   -------     ------    ------
Net income (loss).......  $  384    $  566   $  959    $  981   $1,045   ($8,104)    $1,545    $1,767
                          ======    ======   ======    ======   ======   =======     ======    ======

As a Percentage of Revenues:

                         March 31, June 30, Sept. 30, Dec. 31, March 31, June 30,   Sept. 30, Dec. 31,
                           1998      1998     1998      1998     1999      1999       1999      1999
                         --------- -------- --------- -------- --------- --------   --------- --------
Revenues................   100.0%    100.0%   100.0%    100.0%   100.0%    100.0%     100.0%    100.0%
Cost of revenues........    22.8      27.1     18.6      16.8     19.6      19.7       18.9      17.5
                          ------    ------   ------    ------   ------   -------     ------    ------
 Gross profit...........    77.2      72.9     81.4      83.2     80.4      80.3       81.1      82.5
                          ------    ------   ------    ------   ------   -------     ------    ------
Operating expenses:
 Selling and marketing..    38.0      36.0     41.6      41.8     36.6      38.4       36.6      37.3
 Research and
  development...........    20.4      16.7     15.8      15.8     18.8      16.1       17.2      16.4
 General and
  administrative........     6.8       6.3      4.8       5.4      5.7       5.9        5.5       7.9
 Stock-related
  compensation expense..     --        --       --        --       --      144.2        0.4       0.5
                          ------    ------   ------    ------   ------   -------     ------    ------
 Total operating
  expenses..............    65.2      59.0     62.2      63.1     61.1     204.6       59.7      62.1
                          ------    ------   ------    ------   ------   -------     ------    ------
Income (loss) from
 operations.............    12.0      13.9     19.2      20.1     19.3    (124.3)      21.4      20.4
Interest income.........     0.2       0.1      0.2       0.4      1.0       0.9        0.7       0.8
                          ------    ------   ------    ------   ------   -------     ------    ------
Income (loss) before
 provision for income
 taxes..................    12.2      14.0     19.4      20.5     20.3    (123.4)      22.1      21.2
Provision for income
 taxes..................     1.2       1.2      1.2       1.2      1.3       1.4        1.5       1.4
                          ------    ------   ------    ------   ------   -------     ------    ------
Net income (loss).......    11.0%     12.8%    18.2%     19.3%    19.0%   (124.8)%     20.6%     19.8%
                          ======    ======   ======    ======   ======   =======     ======    ======

   During the eight quarters ended December 31, 1999, revenues increased consecutively with the exception of the fourth quarter of 1998, during which we experienced a slowdown in revenue primarily attributable to new product introductions and a temporary slowing in industry demand. Cost of revenues increased to 27.1% of revenues in the quarter ended June 30, 1998 as a result of book-to-physical inventory charges and cost adjustments to inventory incurred during that period. Stock-related compensation expense, during the quarter ended June 30, 1999, attributable to the issuance of common stock to seven key employees and the grant of stock options to employees in connection with previously granted common stock rights and stock option rights, distorted operating expenses and overall results for that period. Although overall operating expenses, as a percentage of revenues, during the eight quarters ended December 31, 1999, excluding the stock-related compensation expense in the quarter ended June 30, 1999, remained steady or declined slightly, accelerated spending on the development of tools for new microprocessor families could significantly increase research and development expenses both in absolute dollars and as a percentage of revenues in future quarters.

Historical and Pro forma (Unaudited) Income Taxes

   EST has been treated as a Subchapter S corporation for federal income tax purposes since its organization in 1989. As such, EST has not been subject to federal and certain state income taxes. Therefore, historical provision for income taxes reflects state and foreign tax provisions only. The increase in the provision for income taxes over the period from the year ended December 31, 1997 through the year ended December 31, 1999 is due to increased revenues and profits before taxes in EST's foreign subsidiaries.

   The pro forma provision for income taxes reflects the estimated tax expense EST would have incurred had it been subject to federal and state income taxes as a Subchapter C corporation under the Internal Revenue Code. The pro forma provisions reflect pro forma tax rates of 34%, 40% and 11% for the years ended December 31, 1997, 1998 and 1999, respectively. The increase in the pro forma tax rates from the year ended December 31, 1997 to the year ended December 31, 1998 is principally due to higher foreign taxes. The decrease in the pro forma tax rates from the year ended December 31, 1998 to the year ended December 31, 1999 is principally due to the tax benefit associated with the stock-related compensation expense offset by an increase in research and development tax credits which increased the tax benefit generated.

Liquidity and Capital Resources

   Since our inception, we have financed our operations and capital requirements primarily through cash provided by operations and periodic short-term borrowing.

   Cash provided by operations was $1.7 million, $2.8 million and $0.5 million for the fiscal years ended December 31, 1997, 1998 and 1999, respectively. Cash provided by operations for the year ended December 31, 1999 was primarily driven by operating profit, excluding compensation expense (see Note 8 to Notes to Consolidated Financial Statements) as well as increases in accounts payable and accrued liabilities, offset by increases in accounts receivable.

   Working capital at December 31, 1999 was approximately $3.4 million compared to approximately $3.8 million at December 31, 1998. The decrease in working capital from December 31, 1998 to December 31, 1999 was primarily due to increased expenditures to support EST's growing expense base.

   In December 1999, we borrowed $2.4 million from BankBoston, N.A. to fund in part the payment of federal and state taxes incurred by us and seven key employees upon their receipt of stock-related compensation. We intend to repay this line of credit from the proceeds of this offering. In addition, these stockholders delivered promissory notes providing for the repayment of approximately $0.5 million of this amount on or before April 1, 2005, which notes will be collateralized by their shares of our common stock.

   We believe that the financial resources available to us, including the net proceeds of the offering, our current working capital, and any future availability under the working capital portion of our loan agreement, will be sufficient to finance our planned operations and capital expenditures at least through 2000. However, our future liquidity and capital requirements beyond 2000 will depend upon numerous factors, including the resources required to further develop our marketing and sales organization domestically and internationally, to expand manufacturing capacity, and to meet market demand for our products.

Year 2000 Compliance

   The Year 2000 problem stems from the fact that many currently installed computer systems include software and hardware products that are unable to distinguish dates after December 31, 1999. As a result, computer software and/or hardware used by many companies and governmental agencies may need to be upgraded to comply with Year 2000 requirements or risk system failure or miscalculations causing disruptions to normal business activities.

   We have defined Year 2000 compliant or Year 2000 readiness as the ability to:

  . Correctly handle date information needed for the December 31, 1999 to January 1, 2000 date change;

  . Function according to the product documentation provided for this date change, without changes in operation, assuming correct configuration;

  . Where appropriate, respond to two-digit date input in a way that resolves the ambiguity as to century in a disclosed, defined and predetermined manner;

  . Store and provide output of date information in ways that are unambiguous as to century if the date elements in interfaces and data storage specify the century; and

  .  Recognize Year 2000 as a leap year.

   State of Readiness. We have made an assessment of the Year 2000 readiness of our mission critical operating, financial and administrative systems, including the hardware and software that support our systems. This review included assessing and validating and, where necessary, remediation, upgrading and replacing noncompliant systems, hardware or software, as well as evaluating the need for contingency planning.

   We have completed our Year 2000 compliance efforts and believe that our products are Year 2000 compliant in all material respects. For all other mission critical internal information technology systems, we have determined that all our critical hardware and software is up to date. A small number of desktop computers and workstations whose operating systems are not Year 2000 compliant was identified, but are not used in ongoing business activities.

   We are also conducting an assessment of our non-information technology systems. Some aspects of our facilities and manufacturing equipment may include embedded technology, such as microcontrollers. The Year 2000 problem could cause a system failure or miscalculation in such facilities or manufacturing equipment, which could disrupt our operations. Affected areas include voice mail and phone systems and computer-based test equipment. We believe we have identified and addressed all material systems for Year 2000 readiness.

   We have experienced no material adverse effect on our products as a result of the Year 2000 issue, including any problems relating to other vendors or our target customers. Nevertheless, there can be no assurances that we will not experience problems resulting from any of the foregoing which could have a material adverse impact on our business, operating results and financial condition.

   Costs. Our costs to date associated with assessment, remediation and testing activities concerning the Year 2000 problem have not been material. Costs incurred for Year 2000 compliance for our products were included in the regular costs of research and development. We estimate that we will not incur more than approximately $5,000 of additional costs in connection with addressing Year 2000 compliance issues.

   Worst Case Scenario. Our reasonably likely worst case Year 2000 scenario would be that a material third party vendor or supplier, such as a limited or sole source supplier or a microprocessor manufacturer or operating system supplier for which we develop tools, or a significant customer, would, as a result of its own Year 2000 difficulties, fail to successfully remediate Year 2000 problems in hardware, software or equipment which is material to our business and operations. If this scenario occurred, we may be required to seek out new vendors and suppliers, which may not be available to us in a timely basis, if at all. Furthermore, we would be required to certify certain new limited or sole source suppliers. If we are required to seek out or certify new vendors or suppliers, it will be costly and divert management attention and our resources, which could have a material adverse effect on our business and operating results. If embedded systems manufacturers were to cease using microprocessors or operating systems which our tools support, our business would be harmed.

   Contingency Plan. To date, we have no specific contingency plan to address the effect of Year 2000 compliance failures. If, in the future, it comes to our attention that certain of our products need modifications or certain of our third party hardware, software and equipment are not Year 2000 compliant or certain vendors are not Year 2000 compliant, then we will seek to make the necessary modifications or substitutions. In such cases, we expect such modifications or substitutions to be made on a timely basis and we do not believe that the cost of such modifications or substitutions will have a material effect on our business, financial condition and results of operations. There can be no assurance, however, that we will be able to modify our products, services, systems and equipment or find alternative vendors in a timely and successful manner to comply with Year 2000 requirements, which could have a material adverse effect on our business, financial condition and results of operations.

Conversion to the Euro

   On January 1, 1999, 11 European countries began using the euro as their single currency, while still continuing to use their own notes and coins for cash transactions. Bank notes and coins denominated in euros are expected to be in circulation by 2002, at which time local notes and coins will cease to be legal tender. We conduct a significant amount of business in these countries and although our accounting systems permit invoicing in multiple currencies, to date no customer has requested invoices in Euros. The introduction of the euro has not resulted in any material adverse impact upon our operations, although we continue to monitor the effects of the conversion.

Qualitative and Quantitative Disclosures About Market Risk

   We are exposed to financial market risks, including changes in foreign currency exchange rates and interest rates. Most of our revenue is transacted in U.S. dollars. However, a significant portion of our international sales and the expenses and capital spending of our international subsidiaries are transacted in local currency. As a result, changes in foreign currency exchange rates or weak economic conditions in foreign markets could affect our financial results. We do not use derivative instruments to hedge our foreign exchange risk. Our exposure to market risk for changes in interest rates relates primarily to our cash and cash equivalents and loan agreement. The majority of our investments are in short-term instruments and subject to fluctuations in U.S. interest rates. Due to the short-term nature of our cash equivalents and note payable, we believe that there is no material risk exposure.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. We will adopt SFAS No. 133 as required by SFAS 137, "Deferral of the Effective Date of FASB Statement No. 133," in fiscal year 2001. The adoption of SFAS No. 133 is not expected to have an impact on our financial condition or results of operations.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements." SAB 101 summarizes the application of generally accepted accounting principles to revenue recognition in financial statements. EST will apply the accounting and disclosure requirements of SAB 101 and does not expect its application will have a material effect on its results of operations.

                                    BUSINESS

Overview

   We design, manufacture, sell and support integrated hardware and software tools for programming, testing and debugging embedded systems. Our products enable developers to quickly and reliably program and debug the embedded systems that are part of the industrial and consumer products they manufacture. As the complexity and speed of embedded systems increase, we believe that embedded systems developers will require more efficient solutions to debug their products and that we are well positioned to offer these solutions.

   A significant portion of our customers are in the communications industry, including telecommunications, data communications and Internet infrastructure equipment suppliers. Our largest customers by revenue include Hewlett-Packard, Lucent Technologies, Motorola, Nortel Networks, Tellabs Wireless and 3Com.

Industry Background

   Embedded systems are the special purpose computers within intelligent industrial and consumer products such as network switches and routers, cellular base stations, process control systems, cell phones, printers and anti-lock braking systems. As with all computers, embedded systems minimally consist of a microprocessor, memory and software, and the level of complexity of that system can be enhanced with additional components. Embedded systems differ from general purpose computers, such as PCs, workstations and mainframes, in that they are designed to run only the specific set of tasks required for the end product to operate as intended. Manufacturers use embedded systems to enhance functionality and performance, reduce cost and size, and improve reliability of a broad variety of products, ranging from simple systems found in microwave ovens to complex multiprocessor driven systems controlling the infrastructure of the Internet.

   According to industry and market research firms, at least 55% of the more than 265 million microprocessors produced by the semiconductor industry in 1998 were used in embedded systems, while the remainder were used in general purpose computers such as PCs. We participate in the market for the higher-end 32-bit and greater embedded microprocessors, which is forecast to grow at a rate of 21%, from 106 million units in 1998 to 228 million units in 2002. Motorola is the largest supplier of embedded microprocessors, with a market share of 35% in 1997, the latest year for which data is available. The market for embedded software development tools is part of the overall embedded operating systems and development tools market, which was approximately $550 million in 1998 and is forecast to grow 14% annually through 2003.

   The advancement in microprocessors to 32-bit and greater devices has enabled the development of embedded systems capable of performing more complex tasks more efficiently. As microprocessor prices have declined and performance has increased, manufacturers have incorporated more powerful chips into embedded systems in order to increase the end product's functionality, reduce product size and cost, and enhance product reliability. As an example, the implementation of more powerful embedded systems into increasing complex communications infrastructure equipment has enabled the deployment of greater network connectivity ranging from small local area networks to the Internet.

   Building a complex embedded system requires significant technical expertise, time and capital investment. Product manufacturers compete on the basis of the functionality and quality of their products, and therefore must design and develop increasingly complex embedded systems that possess greater speed, performance and reliability. Competitive demands increase pressure to minimize development costs and time to market. The necessity for product reliability and interoperability leaves no margin for error or delay in the development cycle.

   Complex embedded systems development projects require sophisticated development tools. In their search for shorter time to market, increased functionality, and assured reliability, embedded systems developers demand, and product manufacturers must invest, in technically sophisticated tools that help them accomplish these objectives quickly, economically and reliably.

Our Solution

   We design, manufacture, sell and support a comprehensive suite of bundled high performance, open and scalable embedded systems development tools consisting of both hardware and software components. We are a worldwide provider of integrated tools necessary to develop complex embedded systems. Our tools enable development engineers to program, test and debug embedded systems quickly, economically and reliably at each stage of the development process. We believe that our leadership position arises from the following:

   Superior Development Tools. Our tools, which support five different microprocessor families encompassing more than 50 microprocessor derivatives, offer the following advantages:

  . Bundled - We bundle source level software debuggers and other graphical utilities with hardware tools to produce a complete solution for early stage hardware and firmware development. Traditional hardware tools makers generally do not engineer and bundle software development tools with hardware tools. Conversely, software tool makers do not develop their own hardware connectivity products. Our integrated solution enables developers to more effectively visualize the operation of the application software on the embedded microprocessor.

  . Open - We enable developers using our tools to incorporate a broad range of real-time operating systems and a wide range of applications. For example, during the early stage of hardware and firmware development, our tools allow customers to optimize their system design by choosing and incorporating the real-time operating system best suited to their end product. In the later applications software development phase, the customer may choose to maintain hardware connectivity using our tools as a platform while integrating tools from other vendors as appropriate.

  . Graphical - Our software tools provide a rich graphical user-interface, which gives developers easy access to multiple in-depth views of microprocessor data and development status. For example, simultaneous access to microprocessor registers and program data structures increases developers' productivity.

  . Scalable - Our hardware tools are modular and designed to easily allow developers to configure and scale their development environments to meet their specific needs. For example, developers using our entry level products in the early stage of hardware and firmware development can subsequently upgrade to our trace analyzer, which provides visibility into the real time issues typically associated with later phases of the development cycle.

   Microprocessor Knowledge Base. We were one of the first companies in the industry to develop and market tools for debugging Motorola microprocessors using its on-chip debug capabilities. We have been able to adapt our tools to work with over 50 different microprocessors within the Motorola and IBM families. We have done this through relationships with Motorola and IBM, which gives us early access to new microprocessor designs prior to commercial release. We are then able to identify new features and implement them in our tools for the new microprocessors. We also provide customers with hardware and software reference designs, which enable them to initiate early development of their embedded systems.

   Comprehensive Customer Support. We believe customer support and service is a critical component of our success. Our in-depth knowledge of microprocessor technology enables us to provide a high level of technical and informational support to our customers. We deploy a team of 41 sales and support engineers to assist our customers throughout their development cycles. We effect a major knowledge transfer to our customers by providing early development kits containing single board computers and board support packages. We also offer our customers formal one-day or three-day training sessions on the microprocessor architectures we support. Because we use embedded systems in our own products and test and debug them with our own tools, we can anticipate and provide solutions for the problems our customers are likely to face in the development cycle.

Our Strategy

   Our goal is to maintain and enhance our position as a technological and market leader in embedded systems development tools. In order to achieve this goal, we intend to:

   Extend Our Technological Leadership. The embedded systems industry is characterized by the introduction of faster microprocessors and more complex applications software. We have established leadership in development tools by bundling hardware and software solutions, and we must insure that our products continue to embody the latest technologies and features. To accomplish this, we intend to substantially increase our investment in research and development and expand the number of engineers with embedded systems experience.

   Continue Our Focus On Communications Applications. We believe that the communications network and Internet infrastructure markets provide us with major growth opportunities. A significant number of our customers build highly complex data communications, telecommunications and Internet networking equipment. These customers require greater visibility into their network applications during the development stage. We plan to expand our product offerings to address the specific needs of these developers by leveraging our existing strengths within the communications market. To do this, we will focus on making our tools more application specific by adding additional features for networking and network data acquisition.

   Increase Our Software Product Offerings. Our customers increasingly demand integrated hardware and software development solutions. We intend to use our strengths in the hardware bring-up development stage to extend and enhance our software solutions for embedded systems. We plan to:

  . extend our graphical user interface products to provide an integrated development environment; and

  . provide systems developers with initialization code and diagnostics that can be embedded into a user's end application.

A key aspect of our strategy is to remain operating system independent; that is, we will build our products to interface with a wide variety of operating systems.

   Satisfy Customer Demand for Additional Microprocessor Architectures. The embedded microprocessor market is increasingly competitive, with semiconductor manufacturers introducing new architectures for embedded applications. We have adapted our tools to work with more than 50 different microprocessors from Motorola and IBM. As our customers are exposed to an even wider choice of microprocessor architectures, we intend to meet their needs by continuing to adapt our development products for those architectures. Our product design incorporating field programmable logic devices allows for timely and cost-effective adaptations to new architectures.

   Strengthen and Develop Strategic Alliances. We believe that our customers are best served by our having strategic alliances with market leaders. We have developed significant relationships with both Motorola and Wind River Systems. These relationships provide us with early access to new microprocessor technology as well as expanded sales channels. We intend to strengthen these relationships as well as seek new alliances. Moreover, we may seek additional technology or distribution channels through selective acquisitions.

Customers

   Our customers develop a wide range of products that incorporate embedded systems. A significant portion of our customers are in the communications industry, including telecommunications, data communications and Internet infrastructure equipment suppliers. In each of 1997 and 1998, no customer accounted for more than ten percent or more of our revenues and in 1999 Nortel Networks accounted for ten percent of our revenues. Each of the following customers was one of our top ten customers by sales during one or more of the years ended December 31, 1997, 1998 or 1999:

     Advanced Fibre Communications (1998, 1999)Next Level Systems (1997, 1998,
     Ciena (1998)                              1999)
     General Instruments (1998)                Nortel Networks (1997, 1998,
     Lucent Technologies (1997, 1998, 1999)    1999)
     Motorola (1997, 1998, 1999)               Tellabs Wireless (1998, 1999)
                                               3 Com (1999)

   The following is a representative list of emerging growth companies who have purchased products from us during fiscal 1999:

     Diamond Lane                              Sycamore Networks
     Castle Networks                           Sunrise Telecom
     Copper Mountain Networks                  Tut Systems

Strategic Relationships

   We have established and will continue to pursue strategic relationships with significant industry leaders to increase our market penetration and to maintain our technological leadership. Our principal relationships are with Motorola, a leading supplier of microprocessors for embedded systems, and with Wind River Systems, a leading supplier of real time operating systems and software tools for embedded applications.

   Motorola. Our first products introduced in 1989 were hardware tools which connected an embedded system developer's workstation to Motorola microprocessors. Since that time we have enjoyed a close informal relationship with Motorola that provides us with silicon design documentation and the related pre-release versions of new microprocessors. This enables us to design and build tools concurrently with Motorola's microprocessor development cycle and make these tools available to embedded systems developers at the same time that Motorola delivers the new microprocessor. These tools, which include reference designs, help embedded systems designers evaluate the microprocessor and initiate their development efforts prior to investing in their own hardware design. Motorola benefits from our relationship because our tools help customers adopt new microprocessors rapidly into their embedded systems, thus reducing Motorola's sales cycle.

   Wind River Systems. We have worked closely with Wind River Systems, a leading supplier of real time operating systems and software tools for embedded applications. We have jointly designed our tools to provide seamless integration with Wind River's Tornado(TM) development environment. This integration provides Wind River customers with critical hardware connectivity while increasing our target market. In June 1999 we became one of a limited number of charter members of the Wind River Direct Program. Our membership allows Wind River's direct sales force to sell our development tools. Recently, Wind River acquired a development tools company considered by us to be a direct competitor. We anticipate that Wind River will focus on developing this new line of business and that our relationship with Wind River is likely to weaken over time, reducing the volume of sales and sales leads which we might otherwise have expected.

Products

   We offer bundled hardware and software tools and reference designs for programming, testing and debugging complex embedded systems throughout their development cycle. Our products are categorized as follows:

 Microprocessor Connectivity and Debug Run Control Products

   We are a leader in hardware tools that connect a PC or workstation programming station to a Motorola or IBM embedded microprocessor using on-chip debug technology. On-chip debug is a set of services that silicon vendors design into their microprocessors to allow developers to download and test software running on the embedded system. Substantially all recent 32-bit and 64-bit microprocessors targeted for embedded applications have on-chip debug capabilities designed into the microprocessor.

     Product

                         Description

                                                        Benefits

    visionPROBE
                     Entry-level on-chip        . Easy control of the embedded
                     debug cable which            microprocessor
                     connects a PC              .Reduces development time
                     running visionCLICK        .Enables flash programming
                     software to the            .Used with over 50
                     embedded                      microprocessors
                     microprocessor
                                                .All benefits of visionPROBE,
                                                   plus
                                                -Turnkey network support
                     Scalable hardware          -Scales with real-time trace
                     development tool              option
                     connects PC or UNIX
                     programming station
                     to the
                     microprocessor via a
    visionICE        local area network


 Host Software Tools

   We develop, market and support software development tools which run on PCs under Windows 9x/NT, as well as workstations under UNIX and Linux. The software tools provide a graphical user interface designed to control and operate our hardware connectivity tools and real-time data acquisition systems. The software tools include C and C++ source-level debuggers. These high-level language debuggers significantly increase developers' productivity by correlating microprocessor data and status to the embedded program as originally coded in the C or C++ programming language.

   We bundle and sell our software tools in combination with our hardware tools to form an integrated development solution. These tools are:

     Product

                         Description

                                                        Benefits

    visionCLICK      Graphical User             . Lets programmers control the
    visionXD         Interface and C/C++          embedded microprocessor
                     High Level Language        . Multiple windows provide
                     Debuggers.                   easy and simultaneous access
                     visionCLICK runs             to pertinent microprocessor
                     under PC/Windows;            data and status
                     visionXD runs under        . Correlates microprocessor
                     UNIX and Linux               instructions and trace data
                                                  to high-level language
                                                  statements

 Real-time Data Acquisition Systems

   We market visionEVENT, a sophisticated real-time trace and data acquisition system as a modular upgrade to visionICE. visionEVENT utilizes external hardware to capture and store microprocessor activity while the microprocessor continues to operate at full speed. Developers upload and analyze the captured data in order to gain system visibility and identify complex software and hardware bugs.

                        Description                        Benefits
     Product

                     Modular real-time          .  Captures and stores
    visionEVENT      trace and data                microprocessor code and
                     acquisition                   data at full processor
                     system                        speed
                                                .  Developers analyze the
                                                   captured data to identify
                                                   real-time hardware and
                                                   software problems
                                                .  Provides detailed timing
                                                   information used to
                                                   optimize the embedded
                                                   application

Reference Designs

   We engineer, market, sell and support reference designs consisting of microprocessor-based circuit boards, software examples and hardware design documentation. These components, which constitute our reference designs, create both a blueprint or roadmap for understanding the particular microprocessor being programmed and a working environment for programming the microprocessor prior to incorporation in a customer's product. These reference designs enable our customers to begin developing systems with a new microprocessor in parallel with their own hardware development. We also reduce our customers' total development time by encouraging them to re-use much of the hardware and software components and intellectual property included in the reference designs. We offer the following reference designs to our customers:

     Product            Description                        Benefits

    SBC8260          Reference designs          .  Board schematics, which
    SBC8240          for specific                  accelerate customer
    SBC603/740/750   Motorola embedded             hardware development
    MDP8xx           microprocessors            .  Board support packages,
    SBC520x                                        which adapt operating
    SBC5307                                        systems to target hardware,
    SBC3xx                                         reduce early software
    SBC360                                         development time and enable
    SBC34x                                         software development in
                                                   parallel with hardware
                                                   development
--------
x denotes that a design supports multiple microprocessor derivatives.

Sales and Marketing

   Purchase decisions for development tools are generally not centralized. Typically, project managers decide which development tools to use and their decisions are based upon the nature of the project and the preferences of the engineers using the tools. Therefore, our field salespeople may be simultaneously pursuing multiple sales within the same company. We rely on our field salespeople and support engineers to make and nurture these contacts with customer decision makers.

   Our field salespeople and support engineers market our products in North America, Europe and Japan by direct contact, engineer to engineer, with project managers and development engineers of existing and prospective customers. We employ a total of 54 field salespeople and support engineers in North America, Europe and Japan. We have eight offices in the major markets of North America, and operate wholly-owned subsidiaries in Canada, France, Germany, Japan, Sweden and the United Kingdom.

   Our field salespeople and support engineers have on average 10 years experience in selling to and supporting customers in the embedded systems industry. We believe that the experience and expertise of our sales and support staff has been critical in building and sustaining customer relationships.

   We contract with distributors of embedded systems development tools in China, India, Israel, Italy, Korea and Taiwan for sales and customer support in these countries. We also utilize direct mail and phone promotions to targeted prospects and participate in national and international trade shows.

Competition

   The market for development tools used in the embedded systems market is highly competitive and characterized by rapidly changing technological needs and capabilities. Competition focuses on a variety of factors, including the availability of tools that are compatible with the customer's chosen embedded microprocessor, engineering workstation and other software development equipment, performance characteristics and features such as high-speed processing, real-time visibility and control, high-level programming language and ease-of-use, product reliability, price/performance characteristics, customer service and worldwide support, and product availability and delivery time. We believe that the relative importance of each of these factors to a prospective customer varies for each development project depending upon the complexity of the embedded system design, the microprocessor to be used, the project development schedule and the software engineer's budget and experience level.

   Increased competition could result in price reductions, reduced margins or loss of market share, any of which could materially adversely affect the Company's business financial condition and results of operations. If we are unable to compete successfully against current and future competitors, our business will be materially adversely affected. We presently compete primarily against Applied Microsystems, Agilent Technologies and Lauterbach GmbH. In October, 1999, Wind River Systems acquired Integrated Systems, Inc., which had earlier in the year acquired a development tools business directly competitive with ours. Wind River is a major supplier of operating systems which are widely used by embedded systems makers. We anticipate that Wind River will focus on the manufacture and sale of programming tools directly competitive with ours for use in the early stages of hardware and firmware development.

   We anticipate that competition in the embedded systems market is likely to intensify as competitors consolidate to broaden their product offerings. In addition, microprocessor manufacturers may acquire or form alliances with developers of development tools. We believe that much of the competition is now, and will increasingly be, from companies larger than us and having substantially greater technical, financial and marketing resources, as well as larger customer bases and greater name recognition. To compete effectively, we must continue to differentiate our development tools from those available or under development by our competitors and we may find it necessary to enter into alliances with other tool makers, or to acquire other technologies or product lines, in order to broaden our product offerings.

Intellectual Property

   Our success and ability to compete are dependent on our ability to develop and maintain the proprietary aspects of our technology and products and operate without infringing on the proprietary rights of others. We rely primarily on a combination of trade secret, copyright law and contractual restrictions and to a lesser extent patent law to protect the proprietary aspects of our products. These legal protections afford only limited protection for our products. We presently have one patent application pending in the United States and we cannot be certain that a patent will be granted based on this or any other application. We believe that our technological leadership is based on our know-how, our in-depth expertise in microprocessor technology and our superior utilization of known core technologies present in the industry.

   For example, we utilize field programmable gate array technology to make our tools programmable. This means that as we elect to adapt our tools to different microprocessor architectures, we can do so by re-programming certain components without having to effect a complete product redesign. At present, we have re-programmed visionPROBE and visionICE to adapt to more than 50 different microprocessors within the Motorola PowerPC(TM), ColdFire(TM) and CPU32 families and the IBM PowerPC(TM) family. We believe that this feature will also enable us to re-program and adapt our tools for architectures from other major microprocessor families.

   visionEVENT is our version of high speed logic analysis, or trace, which is used by programmers to correct extremely complex embedded software bugs. This technology uses passive pod connectivity, which facilitates connections to the target microprocessor and enables traces to the microprocessor at higher bus frequencies than tools using traditional emulation techniques.

   CPMSpy is a recently introduced software utility bundled with visionCLICK. As visionEVENT captures data from the microprocessor's communications processor module, CPMSpy uploads the communications data and presents the programmer with a three pane window showing key information about packet transmission and behavior.

   Our products are susceptible to reverse engineering; however, we believe such a process would be difficult, laborious and costly. In addition, we believe that due to rapid technological change, factors such as the technological and creative skills of our personnel, new product developments and enhancements to existing products are more important to establishing and maintaining a leadership position than the various legal protections afforded our products.

Research and Development

   We invest significant resources in research and development. In general, we have invested in new product development and major enhancements to our existing products through product engineering. A significant portion of our research and development has focused on:

  .  Broadening the capabilities of our integrated development environment;

  .  Adding new features to address the needs of the communications industry;
     and

  .  Extending our product line to new microprocessors.

   As of January 31, 2000, we had 43 employees engaged in research and development. We expended approximately $2.1 million, $3.0 million and $4.8 million for the years ended 1997, 1998 and 1999, respectively, on research and development.

Manufacturing and Facilities

   We conduct final assembly, test, quality assurance, packaging and shipping of our products at our 28,878 square foot plant in Canton, Massachusetts. Our purchase managers conduct all parts procurement from the Canton office. Parts suppliers are selected for their reputation and experience and their output is tested for quality assurance in Canton. Purchased parts are then collected into kits and sent for board assembly at any one of several qualified board assembly companies located in close proximity to our plant. The completed boards are returned to us for final assembly and testing.

   Typically, our customers place orders when they are about to commence a new product development cycle. Because we maintain an adequate inventory of components and are able to assemble products quickly, we can satisfy most orders within a short period of time after receiving the order. As a result, we do not have a significant backlog of unfilled orders. We believe that backlog is neither a significant factor in understanding our business nor a useful means to predict potential revenue in any particular future period. However, our inability to predict order volume at any particular time can result in unexpected increases in our assembly activity. This requires us to maintain considerable inventory of product components to avoid delivery delays under such circumstances.

   We moved to our current location in Canton in 1992 and have leased additional space there as needed from time to time. The present lease expires on January 1, 2003. We believe that our currently leased facilities are adequate for operations for the foreseeable future. We presently maintain sales offices in Dana Point and San Jose, California, Colorado Springs, Colorado, Westford, Massachusetts, Ambler, Pennsylvania and Addison, Texas in the United States and Hampshire, England, Vallingby, Sweden, Malsch, Germany, Tokyo, Japan, Montigny, France and Richmond, Canada. We expect that we will need additional space if our business expands, and that we will be able to obtain additional space on an as needed basis on commercially reasonable terms.

Employees

   As of January 31, 2000, 1999, we employed approximately 151 full time employees world wide as follows: 43 in research and development; 70 in sales and marketing; 16 in manufacturing; 8 in service and support; and 14 in administration.

   None of our employees is represented by a union. We believe that our relationship with our employees is good.

Legal Proceedings

   We are not a party to any material legal proceedings.

                                   MANAGEMENT

Directors and Executive Officers

   The following table sets forth the directors and executive officers of EST, their ages and the positions held by them.

Name                      Age  Position
----                      ---  --------
Peter S. Dawson.........   44  Chairman of the Board of Directors, President and Chief Executive Officer
Mark F. Lapham..........   53  Chief Financial Officer and Treasurer
James E. Watkins (1)....   37  Chief Operating Officer, Senior Vice President of Sales and
                               Marketing and Director
John T. W. Baggott .....   64  Vice President of Human Resources and Director
Nicolas Lossky..........   36  Vice President of European Sales and Business Development
Daniel McGillivray......   36  Vice President of Sales for North America and Asia
Howard V. Neff, Jr. (1)
 (2)....................   51  Director
P. J. Plauger, Ph.D (2).   55  Director
John C. Edmunds (1)(2)..   52  Director

--------
(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.

   Peter S. Dawson has served as Chairman of the Board of Directors, President and Chief Executive Officer of EST since he founded EST in January 1989. Prior to 1989 Mr. Dawson was a principal software engineer and project leader at EMC Corporation. Mr. Dawson attended the University of Hull in England where he earned a B.S. in Electrical Engineering.

   Mark F. Lapham has served as EST's Chief Financial Officer since April 1999 and as Treasurer since December 1999. From January 1995 to April 1998 Mr. Lapham provided consulting services to several companies and in particular served as Vice President of Corporate Development for MRS Technology. From April 1998 to April 1999 he served as a consultant for Resources Connection. Mr. Lapham received an A.B. from Harvard College and an M.B.A. from Babson College.

   James E. Watkins has served as EST's Senior Vice President of Sales and Marketing from May 1991. Since September 1999 he has also served as Chief Operating Officer of EST. Mr. Watkins holds a B.S. in Electrical Engineering from the University of Missouri - Rolla. Mr. Watkins has served as a director of EST since May 1991.

   John T. W. Baggott joined EST in May 1991. He served as Vice President of Finance and Treasurer of EST from May 1991 to December 1999. Since December 1999 he has served as Vice President of Human Resources of EST and has served as a director since May 1991. Mr. Baggott was educated in England at S.W. Essex College.

   Nicolas Lossky joined EST in February 1993 as General Manager for EST Corporation Europe and served in that position until August 1997. From August 1997 to February 1999 he served as Director of European Sales and Director of Strategic Relationships. Since February 1999 Mr. Lossky has served as Vice President of European Sales and Business Development. Mr. Lossky graduated from Northeastern University and holds a B.S. in Computer Science.

   Daniel McGillivray has served as the Vice President of Sales for North America and Asia from April 1992 to January 1999. Mr. McGillivray holds an M.B.A. from Boston University and a B.S. in Computer Science and Accounting from Boston College.

   Howard V. Neff, Jr. has served as a member of EST's Board of Directors since June 1999. For the past five years, Mr. Neff has served as Senior Vice President, Real Estate at Boston Mutual Insurance Company. Mr. Neff attended Nichols College.

   P.J. Plauger, Ph.D has served as a member of EST's Board of Directors since June 1999. Since 1995 Dr. Plauger has been President of Dinkumware, Ltd., which licenses certain software libraries and on-line documentation. Dr. Plauger has also served since 1990 as Senior Editor of The C/C++ User's Journal, and a Contributing Editor to Embedded Systems Programming. Dr. Plauger received a Ph.D. in nuclear physics from Michigan State University and an A.B. in physics from Princeton University.

   John C. Edmunds has served as a member of EST's Board of Directors since December 1999. Mr. Edmunds is Chairman of Finance Faculty at Babson College and since June 1998 has served as Professor of Quantitative Methods at the Arthur
D. Little School of Management. He is also a director of Greenpoint Mortgage Securities, Inc.

Election of Officers and Directors

   The executive officers of EST are elected by the Board of Directors on an annual basis and serve until their successors are duly elected and qualified. Our Restated Articles of Organization and Amended and Restated Bylaws provide that our board of directors will be divided into three classes of directors, with the classes to be as equal in number as possible. Messrs. Edmunds and Baggott will serve as Class I directors, whose terms expire at the annual meeting of stockholders to be held in 2000. Messrs. Neff and Plauger will serve as Class II directors, whose terms expire at the annual stockholders meeting to be held in 2001. Messrs. Dawson and Watkins will serve as Class III directors, whose terms expire at the annual meeting of the stockholders to be held in 2002.

Board Committees

   On December 17, 1999 we established an Audit Committee and a Compensation Committee. The Audit Committee, which currently consists of Messrs. Neff, Plauger and Edmunds, reviews our internal accounting procedures and consults with and reviews the services provided by our independent accountants. The Compensation Committee, which consists of Messrs. Watkins, Neff and Edmunds, reviews and determines the compensation and benefits of all our officers and reviews general policies relating to the compensation and benefits of employees and administers our Amended and Restated 1999 Stock Option Plan.

Compensation Committee Interlocks and Insider Participation

   Prior to December 1999, we did not have a separate compensation committee or other board committee performing equivalent functions. These functions were performed by our board of directors. In December 1999, we established a compensation committee and appointed Messrs. Watkins, Neff and Edmunds to serve on the compensation committee.

   The compensation committee evaluates the salaries and incentive compensation of management and employees of EST and administers our equity incentive plans. Peter S. Dawson, Chairman of the Board, President and Chief Executive Officer, participates in discussions and decisions regarding salaries and incentive compensation for all employees and consultants of EST, except that he is excluded from all discussions regarding his own salary and incentive compensation. Other than Mr. Watkins, who serves as our Chief Operating Officer and Senior Vice President of Sales and Marketing, no member of this committee was at any time during the past year an officer or employee of EST or any of its subsidiaries. Other than Mr. Watkins, no member of the compensation committee owns any capital stock of EST. No interlocking relationships exist between any member of the compensation committee and any member of any other company's board of directors or compensation committee. No interlocking relationship existed between any member of our board of directors and any member of any other company's board of directors or compensation committee in 1999.

Mr. Neff is a Senior Vice President, Real Estate of Boston Mutual Insurance Company, the landlord of our principal office in Canton, Massachusetts. We pay rent of $52,402 per month to Boston Mutual Insurance Company.

Director Compensation

   We pay each non-employee director $6,000 annually as compensation. Each director is reimbursed for reasonable travel and other out-of-pocket expenses incurred in attending meetings of the Board of Directors or of any committee of the board of directors. Non-employee directors are eligible to receive options to purchase shares of our common stock pursuant to our Amended and Restated 1999 Stock Option Plan. During 1999 we granted options to purchase 20,000 shares of common stock to each of our non-employee directors.

Executive Compensation

   The table below sets forth the total compensation paid or accrued for the fiscal year ended December 31, 1999 for our chief executive officer and each of our four most highly compensated other executive officers who received annual compensation in excess of $100,000 for the fiscal year ended December 31, 1999.

                           Summary Compensation Table

                              Annual Compensation       Long Term Compensation
                         ------------------------------ ----------------------
   Name and Principal                      Other Annual  Number of Securities   All Other
        Position          Salary   Bonus   Compensation   Underlying Options   Compensation
   ------------------    -------- -------- ------------ ---------------------- ------------
Peter S. Dawson......... $500,000 $100,000     --                --              $23,800(1)
 Chairman of the Board
 of Directors, President
 and Chief Executive
 Officer
James E. Watkins........ $300,000 $ 75,000     --                --              $25,247(2)
 Chief Operating Officer
 and Senior Vice
 President of
 Sales and Marketing
John T. W. Baggott...... $250,000 $ 50,000     --                --              $19,609(3)
 Vice President of Human
 Resources
Nicolas Lossky.......... $227,496 $ 25,000     --                --              $23,719(4)
 Vice President of
 European Sales and
 Business Development
Daniel McGillivray...... $261,600      --      --                --              $19,609(3)
 Vice President of Sales
 for North America and
 Asia

--------

(1) Consists of $3,333 for 401(k) matching payments, $6,676 in 401(k) plan contributions, $9,600 in defined contribution plan contributions and $4,190 in payments for a car allowance.

(2) Consists of $3,333 for 401(k) matching payments, $6,676 in 401(k) plan contributions, $9,600 in defined contribution plan contributions and $5,638 in payments for a car allowance.

(3) Consists of $3,333 for 401(k) matching payments, $6,676 in 401(k) plan contributions and $9,600 in defined contribution plan contributions.

(4) Consists of $3,333 for 401(k) matching payments, $6,676 in 401(k) plan contributions, $9,600 in defined contribution plan contributions and $4,110 in payments for a car allowance.

Option Grants

   The table below sets forth grants of stock options granted to each of the named executive officers during fiscal year 1999. The exercise price per share of each option was equal to the fair market value of the common stock on the date of grant as determined by the board of directors. The potential realizable value is calculated based on the term of the option at its time of grant (10 years). It is calculated assuming that the fair market value of common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price.

                                 Option Grants

                                                                      Potential Realizable Value at
                                                                         Assumed Annual Rates of
                                      Individual Grants               Stock Price Appreciation for
                         --------------------------------------------          Option Term
                         Number of  Percent of
                         Securities   Total
                         Underlying  Options   Exercise or
                          Options   Granted to Base Price  Expiration
Name                     Granted(1) Employees   Per Share     Date         5%             10%
----                     ---------- ---------- ----------- ---------- -----------------------------
Peter S. Dawson.........      --        --          --           --             --              --
James E. Watkins........      --        --          --           --             --              --
John T. W. Baggott......      --        --          --           --             --              --
Nicolas Lossky..........   10,000      0.4%       $1.73(2)   7/01/09  $      28,180 $        44,872
                           50,000      2.0%       $9.90     12/17/09  $     806,303 $     1,283,900
Daniel McGillivray......   10,000      0.4%       $1.73(2)   7/01/09  $      28,180 $        44,872
                           50,000      2.0%       $9.90     12/17/09  $     806,303 $     1,283,900

--------
(1) The dates of exercisability of the options are determined in accordance with their respective vesting schedules. These options vest in five equal installments.
(2) The fair value at the grant date was $2.55 which was determined by the Board of Directors based primarily upon the price per share of an arms' length offer made by a third party in May 1999 to acquire EST and the sales price of a comparable company sold in July 1999.

Amended and Restated 1999 Stock Option Plan

   Our Amended and Restated 1999 Stock Option Plan was adopted by the Board of Directors on June 15, 1999 and approved by our stockholders on the same day. It was amended and restated in December 1999. The Plan provides employees, directors, independent contractors, consultants and advisers an opportunity to acquire an ownership interest and a shared incentive. During 1999, we granted options to purchase a total of 2,589,500 shares of common stock to our employees, of which options for 520,000 shares were granted to our executive officers. The Plan is administered by the Compensation Committee of the Board of Directors. As of December 21, 1999, 4,000,000 shares of our common stock were reserved for issuance under the Plan. The Plan provides for the grant of incentive stock options and nonqualified stock options. However, eligibility for the grant of incentive stock options is limited to employees. Options need not have identical terms with respect to each optionee. Options shall have such terms and be exercisable in such manner and at such times as the Compensation Committee may determine. Each option must expire within 10 years from the grant date. Each option is transferable only by will or the law of descent and distribution and exercisable only by the optionee during his or her lifetime.

   The Plan remains in effect until June 15, 2009 or earlier if terminated by the Board of Directors. Any amendment is subject to the approval of stockholders only to the extent required by applicable laws, regulations or rules. Rights and obligations under any option may not be materially altered or impaired without the optionee's consent.

Employment and Non-Competition Agreements

   We have entered into employment agreements with Messrs. Dawson, Watkins, Lossky and McGillivray, which become effective upon completion of this offering:

   Mr. Dawson has agreed to serve as President and Chief Executive Officer of EST, Mr. Watkins has agreed to serve as Chief Operating Officer and Senior Vice President of Sales and Marketing, Mr. Lossky has agreed to serve as Vice President of European Sales and Business Development and Mr. McGillivray has agreed to serve as Vice President of Sales for North America and Asia, each for a period of three years. Their annual base salary will be $300,000, $240,000, $150,000 and $170,000 respectively. Each will be entitled to an annual bonus if certain performance targets established by them and our Compensation Committee are met.

   Under the agreements, we may terminate either for cause or without cause. If we terminate any of them without cause we must continue salary payments for the lesser of 52 weeks or the balance of the employment term. Each may resign on 180-days notice. Their agreements contain non-competition covenants and provisions limiting the solicitation of our employees for other jobs. These provisions survive termination of employment for a period of one year.

   On July 1, 1999, we entered into an Employment Agreement with Mr. Baggott and amended such agreement on December 17, 1999. Mr. Baggott's Employment Agreement currently provides for an annual salary of $250,000. From January 1, 2000 through December 31, 2000 Mr. Baggott will be paid an annual salary of $125,000 and be required to work no more than 20 hours per week as Vice President of Human Resources. After December 31, 2002, Mr. Baggott may continue to provide services to EST at the same level of compensation, provided, however, his compensation and related benefits shall be reduced proportionately if he reduces his responsibilities or time commitment. Mr. Baggott's agreement contains non-solicitation and non-competition provisions that are intended to survive termination of his employment.

                              CERTAIN TRANSACTIONS

First Amended and Restated Shareholders' Agreement

   On July 1, 1999 we entered into the First Amended and Restated Founding Shareholders' Agreement with each of Messrs. Dawson, Watkins and Baggott, each a director, officer and stockholder of EST. This Agreement will terminate upon completion of this offering. However, pursuant to the Agreement Messrs. Dawson, Watkins and Baggott could require EST to purchase annually 10% of their total common stock or extend to each of them a loan in lieu of such purchase. On July 1, 1999 Mr. Baggott borrowed $550,000 from EST pursuant to a promissory note secured by a pledge of his EST common stock. Mr. Baggott will pay his obligations under the promissory note from the proceeds he shall receive from the sale of his common stock in the offering. On December 17, 1999, each waived his rights under the Agreement to borrow funds from us, participate in any new stock issuances and require us to re-purchase any of their shares of common stock.

Stock Grants

   We granted to employees options to purchase 202,000 shares of our common stock pursuant to our 1998 Stock Option Plan. Further, in years prior to 1998, we granted 2,124,000 common stock rights to seven employees pursuant to so-called "mirror stock" agreements entitling the employees to receive cash upon the occurrence of certain events, and we issued an option to purchase 659,000 shares of our common stock to Nicolas Lossky which was not pursuant to a plan. Of these common stock rights, 868,000 were granted to Daniel McGillvray. In June 1999, we cancelled all outstanding common stock rights and stock options granted to date. In lieu of cancelled common stock rights and the stock option not pursuant to a plan, we issued 2,783,000 shares of common stock, which included 659,000 shares to Mr. Lossky and 868,000 shares to Mr. McGillvray. In lieu of the remaining cancelled stock options, we granted stock options for 202,000 shares of common stock under the 1999 Stock Option Plan. In connection with the grant of 2,783,000 shares of common stock, we agreed to pay the employees' tax liability resulting from the issuance of common stock, provided, however, that the employees have agreed to repay an amount equal to their capital gains tax liability. Each has agreed to evidence his or her obligation with a promissory note collateralized by his or her shares of our common stock. Payment of these notes will be due no later than April 1, 2005. See Note 8 to Notes to Consolidated Financial Statements.

Distributions

   We have been treated as a Subchapter S corporation for federal income tax purposes since our formation in January 1989. As a result, we have never paid federal, and certain state income taxes. Instead, all of our earnings are subject to federal, and certain state, income taxation directly at the stockholder level. In each calendar year, we have distributed enough cash to our stockholders for them to pay their personal federal and state tax liabilities to the extent related to our Subchapter S income. Our Subchapter S corporation status will terminate upon the closing of this offering, at which time we will become subject to corporate income taxation under Subchapter C of the Internal Revenue Code. As soon as practicable following the closing of this offering, we intend to make a distribution to the stockholders of record on the day prior to the effective date of the registration statement in the amount of approximately $4.6 million, which is the estimated amount of undistributed cumulative Subchapter S income from our date of formation through the closing of this offering, less the sum of amounts previously distributed.

Lease

   Mr. Neff, a director of EST, is the Senior Vice President, Real Estate of Boston Mutual Insurance Company, the landlord for our principal office in Canton, Massachusetts. We pay rent in the amount of $52,402 per month to Boston Mutual Insurance Company.

                       PRINCIPAL AND SELLING STOCKHOLDERS

   The following table sets forth information regarding beneficial ownership of our common stock as of February 1, 2000, including the selling stockholders, as adjusted to reflect sale of common stock offered by us in this offering by:

  . each of our directors and the named executive officers;

  . all of our directors and executive officers as a group; and

  . each person who beneficially owns more than 5% of the outstanding shares of our common stock.

   Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares. For purposes of calculating the percentage of shares beneficially owned, the number of shares of our common stock outstanding as of February 1, 2000 was 12,894,000 shares. Shares of common stock issuable by EST to a person named below pursuant to stock options that are exercisable within 60 days after February 1, 2000 are deemed to be beneficially owned and outstanding for computing the percentage ownership of the person holding the options. However, these shares are not deemed to be beneficially owned and outstanding for computing the percentage ownership of any other person.

   Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Unless otherwise indicated, the address of each person listed on the table is c/o Embedded Support Tools Corporation, 120 Royall Street, Canton, Massachusetts 02021.

                          Shares Beneficially Owned            Shares Beneficially Owned
                            Prior to the Offering      Shares  After the Offering (1)(2)
                          ----------------------------- Being  ---------------------------------
Name of Beneficial Owner      Number        Percent    Offered     Number            Percent
------------------------  --------------- -------------------- ---------------     -------------
Peter S. Dawson (3).....        5,667,000       44.0%       --       5,667,000           33.3%
John T. W. Baggott (4)..        2,222,000       17.2   400,000       1,822,000           10.7
James E. Watkins .......        2,222,000       17.2        --       2,222,000 (5)       13.1
Nicolas Lossky (6)......          659,000        5.1        --         659,000            3.9
Daniel McGillivray (7)..          869,000        6.7        --         869,000            5.1
Howard V. Neff, Jr......               --          *        --              --              *
P. J. Plauger, Ph.D.....               --          *        --              --              *
John C. Edmunds.........               --          *        --              --              *
All current directors
and executive officers
as a group (8 persons) .       11,639,000       90.3%       --      11,239,000           66.1%

--------
 * Beneficially owns less than 1% of the outstanding common stock.

(1) The number of shares of common stock deemed outstanding after this offering includes the 4,100,000 shares of common stock being offered for sale in this offering. The persons and entities named in the table have sole voting and investment power with respect to the shares beneficially owned by them, except as noted below. Share numbers include shares of common stock issuable pursuant to outstanding options that may be exercised within the 60-day period following February 1, 2000.
(2) Assumes no exercise of the underwriters' over-allotment option.
(3) Includes 500,000 shares held in trust for the benefit of Mr. Dawson's minor children. Mr. Dawson disclaims beneficial ownership of the shares.
(4) Includes 260,000 shares held in trust for the benefit of Mr. Baggott's adult child. Mr. Baggott disclaims beneficial ownership of the shares.
(5) Includes the 200,000 shares of common stock to be sold in the event the underwriters exercise their over-allotment option in full.
(6) Includes 58,000 shares held in trust for the benefit of Mr. Lossky's minor children. Mr. Lossky disclaims beneficial ownership of these shares.
(7) Includes 87,000 shares held in trust for the benefit of Mr. McGillivray's minor children. Mr. McGillivray disclaims beneficial ownership of the shares.

                          DESCRIPTION OF CAPITAL STOCK

General

   We are authorized to issue 45,000,000 shares of common stock, $.10 par value per share, and 5,000,000 shares of preferred stock, $.10 par value per share.

Common Stock

   As of February 1, 2000, there were 12,894,000 shares of common stock outstanding and held of record by ten stockholders.

   Following the filing of the Restated Articles of Organization all holders of common stock shall be entitled to one vote for each share held on all matters submitted to a vote of stockholders and will not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding preferred stock. Upon the liquidation, dissolution or winding up of EST, the holders of common stock are entitled to receive ratably the net assets of EST available after the payment of all debts and other liabilities, subject to the prior rights of any outstanding preferred stock. Holders of the common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares offered by EST in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that EST may designate and issue in the future.

Preferred Stock

   The Restated Articles of Organization authorize our Board of Directors, subject to certain limitations prescribed by law and without further stockholder approval, from time to time to issue up to an aggregate of 5,000,000 shares of preferred stock, $.10 par value per share, in one or more series and to fix or alter the designations, preferences and rights, and any qualifications, limitations or restrictions thereof, of the shares of each such series, including the number of shares constituting any such series and the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices and liquidation preferences thereof. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of EST. Upon the closing of this offering, there will be no shares of preferred stock outstanding. EST has no present plans to issue any shares of preferred stock.

Massachusetts Law and Certain Provisions of EST's Restated Articles of Organization and Amended and Restated By-Laws

   Our Amended and Restated By-Laws include a provision excluding EST from the applicability of Massachusetts General Laws Chapter 110D, entitled "Regulation of Control Share Acquisitions." In general, this statute provides that any stockholder of a corporation subject to this statute who acquires 20% or more of the outstanding voting stock of a corporation may not vote such stock unless the other stockholders of the corporation so authorize. In addition, Massachusetts General Laws Chapter 156B, Section 50A generally requires that publicly-held Massachusetts corporations have a classified board of directors consisting of three classes as nearly equal in size as possible, unless such corporation elects to opt out of the statute's coverage. The Amended and Restated By-Laws contain provisions which give effect to Section 50A.

   The Amended and Restated By-Laws require that nominations for the Board of Directors made by a stockholder of a planned nomination must be given not less than 30 and not more than 90 days prior to a scheduled meeting, provided that if less than 40 days' notice is given of the date of the meeting, a stockholder will have 10 days within which to give such notice.

   The Amended and Restated By-Laws also require that a stockholder seeking to have any business conducted at a regularly scheduled meeting of stockholders generally give notice to EST not less than 120 calendar days prior to the date EST's proxy statement was released to stockholders in connection with the previous year's annual meeting. Proposals for meetings of stockholders that are not regularly scheduled must be received a reasonable time before EST begins to print its proxy materials. The notice from the stockholder must describe the proposed business to be brought before the meeting and include information about the stockholder making the proposal, any beneficial owner on whose behalf the proposal is made. The By-Laws require EST to call a special stockholders meeting at the request of stockholders holding at least 40% of the voting ownership of EST.

   The Restated Articles of Organization provide that the directors and officers of EST shall be indemnified by EST to the fullest extent authorized by Massachusetts law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of EST. In addition, the Restated Articles of Organization provide that the directors of EST will not be personally liable for monetary damages to EST for breaches of their fiduciary duty as directors, unless they have violated their duty of loyalty to EST or its stockholders, acted in bad faith, knowingly or intentionally violated the law, including the securities laws, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

   The Restated Articles of Organization provide that any amendment to the Articles of Organization, the sale, lease or exchange of all or substantially all of EST's property and assets, or the merger or consolidation of EST into or with any corporation may be authorized by the approval of the holders of a majority of the shares of each class of stock entitled to vote thereon, rather than by two-thirds as otherwise provided by statute, provided that the transactions have been authorized by a majority of the members of the Board of Directors and the requirements of any other applicable provisions of the Articles of Organization have been met.

   The Restated Articles of Organization contain a provision excluding EST from the applicability of Massachusetts General Laws Chapter 110F, which places limitations on a Massachusetts corporation's ability to engage in business combinations with certain stockholders for a period of three years.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is BankBoston, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no public market for our common stock. The market price of our common stock could drop due to sales of a large number of shares of our common stock or the perception that such sales could occur. These factors could also make it more difficult to raise funds through future offerings of common stock.

   After this offering, 16,994,000 shares of common stock will be outstanding (17,469,000 shares if the underwriters exercise their over-allotment option from us in full). Of these shares, the 4,500,000 shares (5,175,000 shares if the underwriters exercise their over-allotment options in full) sold in this offering will be freely tradable without restriction under the Securities Act except for any shares purchased by "affiliates" of the Company as defined in Rule 144 under the Securities Act. The remaining 12,494,000 shares are "restricted securities" within the meaning of Rule 144 under the Securities Act. The restricted securities generally may not be sold unless they are registered under the Securities Act or are sold pursuant to an exemption from registration, such as the exemption provided by Rules 144 or 701 under the Securities Act.

   We, our officers, directors, all of our stockholders and a majority of our optionholders, including the selling stockholders, have entered into lock-up agreements pursuant to which we and they have agreed not to offer or sell any shares of common stock or securities convertible into or exchangeable or exercisable for shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of Prudential Securities Incorporated, on behalf of the underwriters. Transfers or dispositions can be made in the case of gifts or estate planning transfers where the donee signs a lock-up agreement. Prudential Securities Incorporated may, at any time and without notice, waive any of the terms of these lock-up agreements specified in the underwriting agreement. Following the lock-up period, these shares will not be eligible for sale in the public market without registration under the Securities Act unless such sales meet the conditions and restrictions of Rules 144 and 701 as described below.

   As restrictions on resale end, the market price could drop significantly if the holders of these restricted shares sell them, or are perceived by the market as intending to sell them.

                                Date of availability for resale
 Number of shares                     into public market
 ----------------               -------------------------------
    8,689,900     September   , 2000, due to lock-up agreements these
                  stockholders have with Prudential Securities Incorporated.
                  However, Prudential Securities Incorporated can waive this restriction at any time and without notice.
    3,804,100     Between September   , 2000 and March   , 2001, due to the
                  requirements of the federal securities laws.

   In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for a period of at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of

   .  1% of the then-outstanding shares of common stock; and

   . the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which the notice of such sale on Form 144 is filed with the Securities and Exchange Commission.

   Sales under Rule 144 are also subject to certain provisions relating to notice and manner of sale and the availability of current public information about EST.

   In addition, a person (or persons whose shares are aggregated) who has not been an affiliate of EST at any time during the 90 days immediately preceding a sale, and who has beneficially owned the shares for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitation and other conditions described above. Therefore, unless otherwise restricted, Rule 144(k) shares may be sold immediately upon the completion of this offering. The foregoing summary of Rule 144 is not intended to be a complete description.

   Subject to limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from EST by its employees, directors, officers, consultants or advisors prior to the date the issuer becomes subject to the reporting requirements of the Exchange Act. To be eligible for resale under Rule 701, shares must have been issued pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options (including exercises after the date of the offering). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than affiliates, subject only to the manner of sale provisions of Rule 144, and by affiliates, under Rule 144 without compliance with its one-year minimum holding period requirement. The foregoing summary of Rule 701 is not intended to be a complete description.

   Ninety days following the consummation of this offering, EST intends to file a registration statement under the Securities Act to register the shares of common stock available for issuance pursuant to its stock option plans as of the date of this prospectus. Shares issued pursuant to these plans after the effective date of such registration statement will be available for sale in the open market subject to the lock-up period and, for affiliates of EST, subject to conditions and restrictions of Rule 144.

                                  UNDERWRITING

   We and each of the selling stockholders have entered into an underwriting agreement with the underwriters named below, for whom Prudential Securities Incorporated, Chase Securities Inc. and Needham & Company, Inc. are acting as representatives. We and the selling stockholder are obligated to sell, and the underwriters are obligated to purchase, all of the shares offered on the cover page of this prospectus, if any are purchased. Subject to conditions of the underwriting agreement, each underwriter has severally agreed to purchase the shares indicated opposite its name:

                                                                        Number
  Underwriters                                                         of Shares
  ------------                                                         ---------
Prudential Securities Incorporated....................................
Chase Securities Inc..................................................
Needham & Company, Inc................................................
                                                                       ---------
  Total............................................................... 4,500,000
                                                                       =========

   The underwriters may sell more shares than the total number of shares offered on the cover page of this prospectus and they have, for a period of 30 days from the date of this prospectus, over-allotment options to purchase up to 475,000 additional shares from us and up to 200,000 additional shares from another selling stockholder. If any additional shares are purchased, the underwriters will severally purchase the shares in the same proportion as shown in the table above.

   The representatives of the underwriters have advised us and the selling stockholders that the shares will be offered to the public at the offering price indicated on the cover page of this prospectus. The underwriters may allow selected dealers a concession not in excess of $[ ] share and such dealers may reallow a concession not in excess of $[ ] share to certain other dealers. After the shares are released for sale to the public, the representatives may change the offering price and the concessions. The representatives have informed us that the underwriters do not intend to sell shares to any investor who has granted them discretionary authority.

   We and the selling stockholders have agreed to pay to the underwriters the following fees, assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares:

                                                    Total Fees
                                    -------------------------------------------
                             Fee     Without Exercise of    Full Exercise of
                          Per Share Over-Allotment Option Over-Allotment Option
                          --------- --------------------- ---------------------
Fees paid by us..........   $             $                     $
Fees paid by the selling
 stockholders............   $             $                     $

   In addition, we estimate that we will spend approximately $1,000,000 in expenses for this offering, including expenses for the selling stockholders. We, the recipients of the Subchapter S distribution and the selling stockholders have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of these liabilities.

   We, our officers, directors and all stockholders, including the selling stockholders, have entered into lock-up agreements pursuant to which we and they have agreed not to offer or sell any shares of common stock or securities convertible into or exchangeable or exercisable for shares of common stock for a period of 180 days from the date of this prospectus without the prior written consent of Prudential Securities Incorporated, on behalf of the underwriters. Prudential Securities Incorporated may, at any time and without notice, waive the terms of these lockup agreements specified in the underwriting agreement.

   Prior to this offering, there has been no public market for our common stock. The public offering price, negotiated among us, the selling stockholders and the representatives, is based upon various factors such as our financial and operating history and condition, our prospects, the prospects for the industry we are in and prevailing market conditions.

   Prudential Securities Incorporated, on behalf of the underwriters, may engage in the following activities in accordance with applicable securities rules:

  . Over-allotments involving sales in excess of the offering size, creating a short position. Prudential Securities Incorporated may elect to reduce this short position by exercising some or all of the over-allotment option.

  . Stabilizing and short covering: stabilizing bids to purchase the shares are permitted if they do not exceed a specified maximum price. After the distribution of shares has been completed, short covering purchases in the open market may also reduce the short position. These activities may cause the price of the shares to be higher than would otherwise exist in the open market.

  . Penalty bids permitting the underwriters to reclaim concessions from a syndicate member for the shares purchased in the stabilizing or short covering transactions that were retained by or released to the syndicate member.

   Such activities, which may be commenced and discontinued at any time, may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

   Each underwriter has represented that it has complied and will comply with all applicable laws and regulations in connection with the offer, sale or delivery of the shares and related offering materials in the United Kingdom, including:

  .the Public Offers of Securities Regulations 1995,
  .the Financial Services Act 1986, and
  .the Financial Services Act 1986, Investment Advertisements, Exemptions,
   Order 1996 (as amended).

   Prudential Securities Incorporated facilitates the marketing of new issues online through its PrudentialSecurities.com division. Clients of Prudential Advisor SM, a full-service brokerage firm program, may view offering terms and a prospectus online and place orders through their financial advisors.

                                 LEGAL MATTERS

   The validity of the common stock offered hereby will be passed upon for EST by Holland & Knight LLP, Boston, Massachusetts. Legal matters will be passed upon for the underwriters by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                    EXPERTS

   The consolidated financial statements as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

   We have filed with the Securities and Exchange Commission, a Registration Statement on Form S-1 including the exhibits and schedules thereto under the Securities Act with respect to the shares to be sold in this offering. This prospectus does not contain all the information set forth in the Registration Statement. For further information with respect to EST and the shares to be sold in this offering, reference is made to the Registration Statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to, are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement, each statement being qualified in all respects by a more complete description of the matter involved, and each such statement shall be deemed incorporated by such reference.

   You may read and copy all or any portion of the Registration Statement or any reports, statements or other information we file at the Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.C., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents upon payment of a duplicating fee by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings, including the Registration Statement will also be available to you on the Commission's Internet site (http://www.sec.gov).

   EST intends to send to its stockholders annual reports containing audited consolidated financial statements and quarterly reports containing unaudited Consolidated Financial Statements for the first three quarters of each fiscal year.

                       EMBEDDED SUPPORT TOOLS CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                        Page(s)
                                                                        -------
Report of Independent Accountants......................................   F-2

Consolidated Balance Sheets as of December 31, 1998 and 1999...........   F-3

Consolidated Statements of Operations For the Years Ended December 31,
 1997, 1998 and 1999...................................................   F-4

Consolidated Statements of Changes in Stockholders' Equity for the
 Years Ended December 31, 1997, 1998 and 1999..........................   F-5

Consolidated Statements of Cash Flows For the Years Ended December 31,
 1997, 1998 and 1999...................................................   F-6

Notes to Consolidated Financial Statements.............................   F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Embedded Support Tools Corporation

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Embedded Support Tools Corporation and its subsidiaries at December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Boston, Massachusetts
January 31, 2000

                       EMBEDDED SUPPORT TOOLS CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                   (in thousands, except share amounts)

                                                          December 31,
                                                   ----------------------------
                                                                     Pro forma
                                                    1998    1999       1999
                                                   ------  -------  -----------
                                                                    (unaudited)
                                                                     (Note 2)
                      ASSETS
Current assets:
 Cash and cash equivalents........................ $2,440  $ 1,552    $ 1,552
 Accounts receivable, net of allowance for
  doubtful accounts of $90 and $105 at December
  31, 1998 and 1999, respectively.................  2,778    5,915      5,915
 Inventory, net (Note 3)..........................  1,757    3,658      3,658
 Prepaid expenses and other current assets........     84      199        199
                                                   ------  -------    -------
  Total current assets............................  7,059   11,324     11,324
Property and equipment, net (Note 4)..............    505    1,240      1,240
Other assets......................................     40      697        697
                                                   ------  -------    -------
  Total assets.................................... $7,604  $13,261    $13,261
                                                   ======  =======    =======
     LIABILITIES, REDEEMABLE COMMON STOCK AND
               STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable.................................    964    1,766      1,766
 Accrued expenses (Note 5)........................  1,692    2,530      2,530
 Deferred revenue.................................    555    1,227      1,227
 Note payable (Note 6)............................    --     2,400      2,400
 Distribution payable.............................    --       --       4,649
                                                   ------  -------    -------
  Total current liabilities.......................  3,211    7,923     12,572
                                                   ------  -------    -------
Commitments and contingencies (Note 11)
Redeemable common stock (Note 7):
 Common stock, $0.10 par value; 45,000,000 shares
  authorized; shares issued and outstanding: 0 and
  10,111,000 at December 31, 1998 and 1999,
  respectively; no shares issued and outstanding
  on a pro forma basis............................    --     1,893        --
 Note receivable from stockholder (Note 7)........    --      (550)       --
                                                   ------  -------    -------
  Total redeemable common stock...................    --     1,343        --
                                                   ------  -------    -------
Stockholders' equity:
 Common stock, $0.10 par value; 45,000,000 shares
  authorized; shares issued and outstanding:
  10,111,000, 2,783,000 and 12,894,000 at December
  31, 1998, 1999 and on a pro forma basis,
  respectively....................................  1,011      278      1,289
 Additional paid-in capital.......................    --     8,206      1,453
 Deferred compensation............................    --      (942)      (942)
 Note receivable from stockholders (Note 7).......    --      (472)    (1,022)
 Retained earnings (accumulated deficit)..........  3,441   (2,986)       --
 Accumulated other comprehensive loss.............    (59)     (89)       (89)
                                                   ------  -------    -------
  Total stockholders' equity......................  4,393    3,995        689
                                                   ------  -------    -------
   Total liabilities, redeemable common stock and
    stockholders' equity.......................... $7,604  $13,261    $13,261
                                                   ======  =======    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                       EMBEDDED SUPPORT TOOLS CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)

                                                       Year ended December 31,
                                                       -----------------------
                                                        1997    1998    1999
                                                       ------- ------- -------
Revenues.............................................. $11,766 $18,250 $28,451
Cost of revenues......................................   2,874   3,823   5,349
                                                       ------- ------- -------
 Gross profit.........................................   8,892  14,427  23,102
                                                       ------- ------- -------
Operating expenses:
 Selling and marketing................................   4,052   7,236  10,595
 Research and development.............................   2,150   3,085   4,838
 General and administrative...........................     721   1,040   1,815
 Stock-related compensation expense...................     --      --    9,437
                                                       ------- ------- -------
  Total operating expenses............................   6,923  11,361  26,685
                                                       ------- ------- -------
Income (loss) from operations.........................   1,969   3,066  (3,583)
Interest income.......................................      22      42     238
                                                       ------- ------- -------
Income (loss) before provision for income taxes.......   1,991   3,108  (3,345)
Provision for income taxes............................     131     218     402
                                                       ------- ------- -------
Net income (loss).....................................   1,860   2,890  (3,747)
Accretion of redeemable common stock to redemption
 value................................................     --      --   (1,893)
                                                       ------- ------- -------
Net income (loss) to common stockholders.............. $ 1,860 $ 2,890 $(5,640)
                                                       ======= ======= =======
Historical net income (loss) per share--basic and
 diluted.............................................. $  0.18 $  0.29 $ (0.49)
Shares used in computing historical net income (loss)
 per share--basic and diluted.........................  10,111  10,111  11,621
Pro forma data (unaudited) (Note 2):
 Historical income (loss) before provision for income
  taxes............................................... $ 1,991 $ 3,108 $(3,345)
 Pro forma provision for income tax expense (benefit)
  assuming C corporation tax..........................     677   1,243    (368)
                                                       ------- ------- -------
 Pro forma net income (loss).......................... $ 1,314 $ 1,865 $(2,977)
                                                       ======= ======= =======
 Pro forma net income (loss) per common share--basic
  and diluted......................................... $  0.13 $  0.19 $ (0.25)
 Shares used in computing pro forma net income (loss)
  per share--basic and diluted........................  10,111  10,111  12,043

  The accompanying notes are an integral part of these consolidated financial statements.

                       EMBEDDED SUPPORT TOOLS CORPORATION

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              For the Years Ended December 31, 1997, 1998 and 1999
                                 (In thousands)

                                                                Notes       Retained    Accumulated
                    Common Stock     Additional               Receivable    Earnings       Other                       Total
                   ----------------   Paid-in     Deferred       From     (Accumulated Comprehensive Comprehensive Stockholders'
                   Shares   Amount    Capital   Compensation Stockholders   Deficit)   Income (Loss) Income (Loss)    Equity
                   -------  -------  ---------- ------------ ------------ ------------ ------------- ------------- -------------
Balance at
 December 31,
 1996............   10,111  $ 1,011                                         $   584        $ 14                       $ 1,609
 Distribution
  paid to
  shareholders...                                                              (735)                                     (735)
 Comprehensive
  income:
 Net income......                                                             1,860                     $ 1,860         1,860
 Foreign currency
  translation
  adjustments....                                                                           (49)            (49)          (49)
                                                                                                        -------
 Comprehensive
  income.........                                                                                         1,811
                   -------  -------                                         -------        ----         =======       -------
Balance at
 December 31,
 1997............   10,111    1,011                                           1,709         (35)                        2,685
 Distribution
  paid to
  shareholders...                                                            (1,158)                                   (1,158)
 Comprehensive
  income:
 Net income......                                                             2,890                       2,890         2,890
 Foreign currency
  translation
  adjustments....                                                                           (24)            (24)          (24)
                                                                                                        -------
 Comprehensive
  income.........                                                                                         2,866
                   -------  -------                                         -------        ----         =======       -------
Balance at
 December 31,
 1998............   10,111    1,011                                           3,441         (59)                        4,393
 Distributions
  paid to
  shareholders                                                               (1,798)                                   (1,798)
 Reclassification
  of common stock
  to redeemable
  common stock...  (10,111)  (1,011)                                          1,011                                       --
 Accretion of
  redeemable
  common stock to
  redemption
  value..........                                                            (1,893)                                   (1,893)
 Issuance of
  common stock
  under stock-
  based
  compensation
  program........    2,783  $   278    $ (278)
 Deferred
  compensation
  associated with
  stock and stock
  option awards
  to employees...                       8,484     $(8,484)                                                                --
 Amortization of
  deferred
  compensation...                                   7,542                                                               7,542
 Notes receivable
  from
  stockholders...                                               $(472)                                                   (472)
 Comprehensive
  income:
 Net loss........                                                            (3,747)                     (3,747)       (3,747)
 Foreign currency
  translation
  adjustments....                                                                           (30)            (30)          (30)
                                                                                                        -------
 Comprehensive
  income.........                                                                                       $(3,777)
                   -------  -------    ------     -------       -----       -------        ----         =======       -------
Balance at
 December 30,
 1999............    2,783  $   278    $8,206     $  (942)      $(472)      $(2,986)       $(89)                      $ 3,995
                   =======  =======    ======     =======       =====       =======        ====                       =======

  The accompanying notes are an integral part of these consolidated financial statements.

                       EMBEDDED SUPPORT TOOLS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                    Year ended December 31,
                                                   ---------------------------
                                                    1997      1998      1999
                                                   -------  --------  --------
Cash flows from operating activities:
 Net income (loss)................................ $ 1,860  $  2,890  $ (3,747)
 Adjustments to reconcile net income (loss) to net
  cash provided by operating activities:
 Depreciation and amortization....................      98       250       249
 Stock-related compensation expense...............     --        --      7,542
Changes in operating assets and liabilities:
 Accounts receivable..............................    (829)     (597)   (3,139)
 Inventory........................................      42      (876)   (1,907)
 Prepaid expenses and other current assets........     (97)       (2)     (707)
 Accounts payable.................................    (135)      527       687
 Accrued expenses.................................     553       582       862
 Deferred revenue.................................     175        71       690
                                                   -------  --------  --------
  Net cash provided by operating activities.......   1,667     2,845       530
                                                   -------  --------  --------
Cash flows from investing activities:
 Purchases of property and equipment..............    (366)     (401)     (926)
 Other assets.....................................     --        --        (79)
                                                   -------  --------  --------
  Net cash used in investing activities...........    (366)     (401)   (1,005)
                                                   -------  --------  --------
Cash flows from financing activities:
 Notes receivable from stockholders...............     --        --     (1,022)
 Borrowings on demand note payable................     --        --      2,400
 Distributions paid to stockholders...............    (735)   (1,158)   (1,798)
                                                   -------  --------  --------
  Net cash used in financing activities...........    (735)   (1,158)     (420)
                                                   -------  --------  --------
Effect of exchange rate changes on cash...........     (26)       (4)        7
                                                   -------  --------  --------
Net increase (decrease) in cash and cash
 equivalents......................................     540     1,282      (888)
Cash and cash equivalents, beginning of year......     618     1,158     2,440
                                                   -------  --------  --------
Cash and cash equivalents, end of year............ $ 1,158  $  2,440  $  1,552
                                                   =======  ========  ========
Supplemental disclosure of cash flow information:
 Cash paid during the year for:
 Income taxes..................................... $   116  $    131  $    218

  The accompanying notes are an integral part of these consolidated financial statements.

                       EMBEDDED SUPPORT TOOLS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Business

   Embedded Support Tools Corporation (the "Company" or "EST") and its subsidiaries operate in one segment. EST designs, manufactures, sells and supports hardware and software tools used for development and debugging embedded systems. Embedded systems are programmable semiconductor chips that are used in a wide variety of data communications, computer networking, automotive and consumer electronic applications. EST was incorporated in the Commonwealth of Massachusetts on January 5, 1989 and is located in Canton, Massachusetts.

2. Summary of Significant Accounting Policies

 Principles of Consolidation

   The consolidated financial statements include the accounts of Embedded Support Tools Corporation and its wholly-owned subsidiaries: E.S.T. Corp. Europe SARL, a French corporation; Embedded Support Tools Corp. Nordic AB, a Swedish corporation; E.S.T. KK, a Japanese corporation and E.S.T. Corp., UK Ltd., a United Kingdom corporation. All significant intercompany accounts and transactions have been eliminated.

 Pro Forma Balance Sheet Presentation (Unaudited)

   The pro forma balance sheet reflects the termination, upon the closing of EST's initial public offering, of the redemption rights of the existing holders of common stock resulting in the reclassification of $1,893,000 from redeemable common stock to common stock and accumulated deficit in the amount of $1,011,100 and $881,900, respectively. The pro forma balance sheet also gives effect to the estimated $4,649,000 distribution to shareholders upon the closing of the initial public offering and reclassification of the remaining undistributed losses to additional paid-in capital in the amount of $6,753,000.

 Historical and Pro Forma (Unaudited) Net Income (Loss) Per Share

   EST computes basic and diluted earnings per share in accordance with Statement of Financial Accounting Standards No. 128 ("SFAS 128") "Earnings per Share." SFAS 128 requires both basic and diluted earnings per share, which is based on the weighted average number of common shares outstanding, and diluted earnings per share, which is based on the weighted average number of common shares outstanding and all dilutive potential common equivalent shares outstanding. The dilutive effect of options is determined under the treasury stock method using the average fair value for the period. Common equivalent shares are included in the per share calculations where the effect of their inclusion would be dilutive. The stock rights and stock options granted under stock-based compensation plans in years prior to 1999 have been excluded from the computation of diluted earnings per share because the employees' right to the stock was exercisable only upon a future event.

   Historical net income (loss) and net income (loss) per share is not meaningful as a result of accretion associated with redemption rights on certain common stock which terminate upon the closing of this offering and EST's planned conversion from a Subchapter S corporation to a Subchapter C corporation upon the closing of this offering. For purposes of the pro forma disclosures, historical net income (loss) has been adjusted to exclude the accretion and to include the pro forma provision for income taxes calculated assuming EST was subject to income taxation as a Subchapter C corporation, at a pro forma tax rate of 34%, 40% and 11% for the years ended December 31, 1997, 1998 and 1999, respectively. In accordance with a regulation of the Securities and Exchange Commission, pro forma net income (loss) per share for the year ended December 31, 1999 has been presented to reflect, as of January 1, 1999, the effect of the assumed issuance of 422,636 shares of

                       EMBEDDED SUPPORT TOOLS CORPORATION
common stock necessary to be sold at the proposed initial public offering price of $11.00 in order to fund the intended distribution of the accumulated and undistributed S corporation earnings.

   The following is a comparison of basic and diluted pro forma and historical net income (loss) per share (in thousands):

                                             Year Ended December 31,
                             ---------------------------------------------------------
                                    1997               1998               1999
                             ------------------ ------------------ -------------------
                               Pro                Pro                Pro
                              forma  Historical  forma  Historical  forma   Historical
                             ------- ---------- ------- ---------- -------  ----------
   Net income (loss).......  $ 1,314  $ 1,860   $ 1,865  $ 2,890   $(2,977)  $(5,640)
   Shares used in net
    income (loss) per
    common share, basic and
    diluted................
   Weighted average common
    shares outstanding.....   10,111   10,111    10,111   10,111    12,043    11,621
                             =======  =======   =======  =======   =======   =======
   Net income (loss) per
    common share, basic and
    diluted................  $  0.13  $  0.18   $  0.18  $  0.29   $ (0.25)  $ (0.49)
                             =======  =======   =======  =======   =======   =======

 Cash and Cash Equivalents

   EST considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. EST invests its excess cash primarily in an overnight investment account that invests primarily in money market accounts, commercial paper and treasury bills. The carrying value of EST's cash and cash equivalents approximates their fair value. Accordingly, these investments are subject to minimal credit and market risk.

 Financial Instruments

   The carrying value of EST's financial instruments, which include cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and notes payable, approximate their fair values.

 Revenue Recognition

   Revenue from product sales is recognized upon shipment provided that no uncertainties regarding customer acceptance exist and collection of the related receivable is probable. Revenue from maintenance services is recognized ratably over the contract period, generally one year. Revenue from consulting and training services is recognized when the services are provided.

 Concentration of Credit Risk

   Financial instruments which potentially expose EST to concentrations of credit risk consist primarily of trade accounts receivable. Management considers its concentration of credit risk with respect to accounts receivable to be limited due to its credit evaluation policies, relatively short payment terms, and geographical dispersion of sales. EST obtains letters of credit for sales to foreign customers based on management's credit evaluation.

   EST maintains reserves for potential credit losses. Such losses historically have been minimal and within management's expectations.

                       EMBEDDED SUPPORT TOOLS CORPORATION

 Inventory

   Inventory is stated at the lower of cost or market value, with cost being determined by the first-in, first-out (FIFO) method.

 Property and Equipment

   Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets or, where applicable, over the lease term. The cost of additions and improvements are capitalized, while expenditures for maintenance and repairs are charged to expense as incurred. Upon retirement or sale, the cost of the disposed assets and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is credited or charged to income.

 Research and Development and Computer Software Development Costs

   Research and development costs are expensed as incurred. Software development costs are expensed until technological feasibility is established at which time, and until the product is available for general release to customers, costs are capitalized. No software development costs were capitalized during the years ended December 31, 1997, 1998 and 1999, since costs incurred subsequent to establishment of technological feasibility were not material.

 Foreign Currency Translation

   The functional currency of EST's foreign subsidiaries is the local currency. Accordingly, the assets and liabilities of EST's foreign subsidiaries are translated into U.S. dollars at exchange rates in effect at the balance sheet date. Income and expense items are translated at average exchange rates for the period. Foreign currency translation adjustments are included in accumulated other comprehensive income as a separate component of stockholders' deficit. Foreign currency transaction gain or losses are recorded in operating expenses and were not significant for the years ended December 31, 1997, 1998 and 1999.

 Product Warranty Costs

   EST provides three months hardware warranty as part of its product sales. Estimated future costs for initial product warranties are provided for at the time of sale.

 Advertising Expense

   EST recognizes advertising expense as incurred. Advertising expense was approximately $256,000, $310,000 and $669,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

 Accounting for Stock-Based Compensation

   EST accounts for its stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. EST has adopted the disclosure only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation."

                       EMBEDDED SUPPORT TOOLS CORPORATION

 Income Taxes

   Prior to its completed reorganization as a Subchapter C corporation effective upon completion of the initial public offering, EST has been treated as a Subchapter S corporation and is not required to pay federal income taxes. Subchapter S corporation shareholders are required to report their respective share of EST's taxable income or loss on their individual tax returns and are personally liable for the related tax.

 Comprehensive Income (Loss)

   Comprehensive income (loss) is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. At December 31, 1998 and 1999, accumulated other comprehensive income was comprised solely of cumulative foreign currency translation adjustments.

 Use of Estimates

   The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Areas particularly subject to estimation include the allowance for doubtful accounts, inventory reserves and revenue reserves. Actual results could differ from those estimates.

 Recently Issued Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. EST will adopt SFAS No. 133 as required by SFAS 137, "Deferral of the Effective Date of FASB Statement No. 133," in fiscal year 2001. The adoption of SFAS No. 133 is not expected to have an impact on EST's financial condition or results of operations.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements." SAB 101 summarizes the application of generally accepted accounting principles to revenue recognition in financial statements. EST will apply the accounting and disclosure requirements of SAB 101 and does not expect that its application will have a material effect on its results of operations.

                       EMBEDDED SUPPORT TOOLS CORPORATION

3. Inventory

   Inventory consists of the following (in 000's):

                                                                   December 31,
                                                                   -------------
                                                                    1998   1999
                                                                   ------ ------
   Raw material................................................... $  765 $1,857
   Work-in-process................................................    864  1,031
   Finished goods.................................................    128    770
                                                                   ------ ------
                                                                   $1,757 $3,658
                                                                   ====== ======

4. Property and Equipment

   Property and equipment consist of the following (in 000's):

                                                     Estimated   December 31,
                                                    useful lives --------------
                                                      (years)     1998    1999
                                                    ------------ ------  ------
   Computer software and equipment.................      3       $  839  $1,357
   Furniture and fixtures..........................      7          110     116
   Office equipment................................      5           79     356
   Leasehold improvements..........................      5           23      61
                                                                 ------  ------
                                                                  1,051   1,890
   Less: accumulated depreciation..................                (546)   (650)
                                                                 ------  ------
   Property and equipment, net.....................              $  505  $1,240
                                                                 ======  ======

5. Accrued Expenses

   Accrued expenses consist of the following (in 000's):

                                                                   December 31,
                                                                   -------------
                                                                    1998   1999
                                                                   ------ ------
   Wages and benefits............................................. $  974 $1,759
   Taxes..........................................................    262    274
   Commissions....................................................    248    339
   Professional fees..............................................    132    106
   Other..........................................................     76     52
                                                                   ------ ------
                                                                   $1,692 $2,530
                                                                   ====== ======

6. Line of Credit

   At December 31, 1999, EST had a $2,500,000 revolving line of credit with BankBoston, N.A. Borrowings under the line are payable on demand and bear interest at the Base Rate determined by BankBoston N.A. (8.5% at December 31,
1999). Borrowings are collateralized by all of the assets of EST. Interest is payable monthly in arrears. Under the terms of the agreement, EST is required to comply with certain covenants, the most restrictive of which are cash flow requirements and debt to tangible net worth. EST was in compliance with all restrictive covenants at December 31, 1999. At December 31, 1999, $2,400,000 of borrowings were outstanding under the line of credit. See Note 13.

                       EMBEDDED SUPPORT TOOLS CORPORATION

7. Redeemable Common Stock

   On January 1, 1998, EST's stockholders approved an increase in the authorized shares of common stock, $0.10 par value, to 7,500,000. Also on January 1, 1998, EST effected a five hundred-for-one stock split of its common stock in the form of a stock dividend. Accordingly, all share amounts have been adjusted to give retroactive effect to this stock split. In December 1999, the Board of Directors approved an increase in the authorized capital of the Company to 45,000,000 shares of common stock and 5,000,000 shares of preferred stock. The Board of Directors also approved a two-for-one stock split effected in the form of a stock dividend. All share and per share amounts in these consolidated financial statements have been adjusted to give retroactive effect to this stock split.

   EST had an agreement with certain of its shareholders under which EST had the right to repurchase all or part of the founders' shares of common stock at a stated value per share, as defined, upon certain events including death, termination of employment by EST, permanent disability or retirement. On July 1, 1999, EST executed the First Amended and Restated Founding Shareholders Agreement ("Amended Shareholders Agreement") which amended and restated the Shareholders Agreement. Under the Amended Shareholders Agreement, in addition to EST's right to repurchase the founders' shares, during the period beginning on July 1, 1999 and ending on the earlier of either an initial public offering or a change in control, at the election of each individual founder, EST shall be required to purchase up to 10% per year of the founder's respective shares of common stock at a redemption price in accordance with a redemption formula, as defined. Alternately, and in lieu of the right to redeem shares of common stock, each founder is entitled to obtain loans from EST which are collateralized by a pledge of shares of common stock. Accordingly, the carrying value for the common stock has been recorded at its redemption value at December 31, 1999. On July 1, 1999, a loan totaling $550,000 was issued to a founder, which is collateralized by a pledge of 220,000 shares of common stock.


8. Stock-Based Compensation

   The 1998 Stock Option Plan ("the 1998 Plan") provided for the grant of nonqualified stock options to employees. Options granted under the 1998 Plan were exercisable only upon notification by the Company prior to a change in control, and expired on the earlier of the day prior to a change in control, whether or not notification had occurred, and termination of employment. Options to purchase 202,000 shares of common stock were granted under the 1998 Plan through the year ended December 31, 1998. In addition, prior to 1998, EST had issued an option, not pursuant to a plan, to an employee to purchase 659,000 shares of common stock and issued common stock rights to employees pursuant to "mirror stock" agreements under which the employees had rights to cash or common stock totaling 2,124,000 shares. The employees' rights to common stock under this option and the "mirror stock" agreements were exercisable only upon a change in control, registration of the common stock of EST under the Securities Act of 1933 or liquidation of EST. No compensation expense had been recorded in the years ended December 31, 1997, 1998 and 1999 with respect to any stock options or common stock rights granted in years prior to 1999 because the stock options or common stock rights were contingent and forfeitable upon the occurrence of certain future events.

   During 1999, EST's Board of Directors approved the 1999 Stock Option Plan (the "1999 Plan"). The 1999 Plan provides for the granting of incentive and nonqualified stock options and stock bonus awards to officers, directors, employees and consultants of EST. The exercise price of stock options granted under the 1999 Plan is determined by the Board of Directors. The maximum number of common shares that may be issued pursuant to the 1999 Plan is 4,000,000. During the year ended December 31, 1999, EST granted 2,462,000 options under the 1999 Plan to employees, officers and directors. No options have been granted to consultants. All options granted under the 1999 Plan expire ten years from the date of grant and generally vest over a five-year period beginning on the date of hire.

                       EMBEDDED SUPPORT TOOLS CORPORATION

   In June 1999, EST cancelled all outstanding stock options and common stock rights granted prior to December 31, 1998 and terminated the 1998 Plan and the "mirror stock" agreements. Also in June 1999, EST granted 2,783,000 shares of common stock to certain employees, in lieu of the rights to 2,124,000 shares of common stock under the "mirror stock" agreements and the stock option for 659,000 shares of common stock not pursuant to a plan. EST has a right of first refusal in any proposed transfer of the shares by the employee until EST completes an initial public offering. Additionally, EST has a right, but not an obligation, to repurchase the shares in the event of termination of employment with EST at the fair value of the common stock as determined by the Board of Directors. In addition, included in the 2,462,000 stock options granted in 1999, 202,000 stock options were granted in lieu of stock options granted under the 1998 Plan.

   In connection with the June 1999 grant of 2,783,000 shares of common stock, at no cost to the grantees, and 1,692,000 stock options, at an exercise price of $1.73, in June 1999, EST recorded deferred compensation of $8,484,000 representing the difference between the fair value of the common stock of $2.55 at the grant date and the purchase or exercise prices of the common stock and stock options. During 1999, EST amortized to expense $7,542,000 based on the vesting provisions. In connection with the issuance of the common stock, EST agreed to pay a portion of the employees' tax liability resulting from the issuance of common stock. As a result, an additional charge of $1,895,000 was also recorded in June 1999. At December 31, 1999, holders of the 2,783,000 shares of common stock issued promissory notes to the Company in the amount of $472,000, collateralized by the common stock. Payment of these notes will be due no later than April 1, 2005.

   The following table summarizes the activity of the Company's stock options plans:

                                 Year Ended         Year Ended         Year Ended
                             December 31, 1997  December 31, 1998  December 31, 1999
                             ------------------ ------------------ ------------------
                                       Weighted           Weighted           Weighted
                                       average            average            average
                             Number of exercise Number of exercise Number of exercise
                              options   price    options   price    options   price
                             --------- -------- --------- -------- --------- --------
   Outstanding-beginning of
    period.................                      659,000   $0.10     861,000  $0.19
   Granted below fair
    value..................                          --      --    1,692,000   1.73
   Granted at fair value...   659,000   $0.10    202,000    0.50     770,000   5.83
   Exercised...............       --      --         --      --          --     --
   Canceled................       --      --         --      --      861,000   0.19
                              -------   -----    -------   -----   ---------  -----
   Outstanding-end of
    period.................   659,000   $0.10    861,000   $0.19   2,462,000  $3.01
                              =======            =======           =========
   Exercisable at end of
    period.................                                          473,600  $1.16
   Weighted average grant
    date fair value........             $0.03              $0.12              $1.44

                       EMBEDDED SUPPORT TOOLS CORPORATION

   The following table summarizes information about stock options outstanding at December 31, 1999:

                                 Options outstanding            Options exercisable
                        -------------------------------------- ---------------------
                                    Weighted-average Weighted-             Weighted-
                                       remaining      average               average
         Range of         Number    contractual life exercise    Number    exercise
      exercise prices   outstanding    (in years)      price   exercisable   price
      ---------------   ----------- ---------------- --------- ----------- ---------
           $1.73         1,692,000         9.5         $1.73     456,000     $1.73
           2.55            426,000         9.7          2.55      17,600      2.55
           9.90            344,000        10.0          9.90         --       9.90
                         ---------                               -------
          $1.73 -
            $9.90        2,462,000         9.6         $3.01     473,600     $3.01
                         =========                               =======

   The Company has adopted the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation." The Company continues to recognize compensation costs using the intrinsic value based method described in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation expense recognized was different than what would have been otherwise recognized under the fair value based method defined in SFAS No. 123. Had the Company accounted for these plans under SFAS No. 123, the Company's pro forma net loss to common shareholders and net loss per share would have been the same for the two years ended December 31, 1997 and 1998 because none of the common stock rights or stock options were exercisable, and for the year ended December 31, 1999 would have been as follows:

   Net loss to common stockholders-as reported (000's)................ ($5,640)
   Net loss to common stockholders-pro forma (000's).................. ($6,929)
   Net loss per common share-basic and diluted as reported............ $ (0.25)
   Net loss per common share-basic and diluted pro forma.............. $ (0.57)

   Such pro forma disclosures may not be representative of future compensation cost because options vest over several years and additional grants are expected to be made.

   For the purpose of providing pro forma disclosures, the fair values of options granted were estimated using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1999: no dividend yield; risk free interest rates of 6.33%, 5.49% and 5.87% for the years ended December 31, 1997, 1998 and 1999; no volatility; and an expected option term of 6 years.

9. Employee Benefit Plans

   EST maintains a defined contribution plan incorporating features under section 401(a) of the Internal Revenue Code which covers substantially all employees. Under the money purchase pension feature of the plan, employer contributions are determined at a rate of eligible employees' salary. Under the profit sharing feature of the plan, EST may make annual discretionary contributions at a rate determined by the Board of Directors. Under the 401(k) feature of the plan, eligible employees can elect to contribute up to 12% of their salary limited to a total contribution of $10,000 a year. EST matches these contributions at a rate of 33% for each dollar contributed by its employees up to a maximum of 3% of the eligible employee's annual salary. During the years ended December 31, 1997, 1998 and 1999, EST made contributions of approximately $300,000, $500,000 and $800,000, respectively.

                       EMBEDDED SUPPORT TOOLS CORPORATION

10. Income Taxes

   The components of the income tax provision are as follows at December 31 (000's):

                                                                  1997 1998 1999
                                                                  ---- ---- ----
   State......................................................... $ 28 $ 59 $--
   Foreign.......................................................  103  159  402
                                                                  ---- ---- ----
                                                                  $131 $218 $402
                                                                  ==== ==== ====

   The Company has elected to be taxed as a Subchapter S Corporation for federal and certain state income tax purposes and, as a result, is not subject to federal taxation, but is subject to state taxation on income in certain states. The stockholders are liable for individual federal and certain state income taxes on their allocated portion of the Company's taxable income. The foreign taxes primarily represent income taxes of EST's foreign subsidiaries based upon the income reported in the respective jurisdictions.

   As EST is not subject to federal income taxes, a reconciliation of the effective tax rate to the federal statutory rate is not meaningful.

11. Commitments and Contingencies

 Commitments

   EST and its subsidiaries lease their facilities and certain office equipment under operating leases in excess of one year.

   Future minimum lease payments due under noncancellable operating leases are as follows at December 31, 1999 (000's):

   2000................................................................. $  775
   2001.................................................................    683
   2002.................................................................    629
   2003.................................................................    167
                                                                         ------
   Total minimum lease payments......................................... $2,254
                                                                         ======

   Total rent expense under operating leases was $164,000, $288,000 and $524,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

 Contingencies

   EST outsources the assembly of its product components to a limited number of subcontractors. Although there are several available vendors for assembly of its products, management believes that the nature of its business requires outsourcing to vendors who have expertise in assembling the components for EST's products. A change in or loss of one or more of these subcontractors could cause delays in meeting customer orders, delays in revenue recognition or the loss of sales which could adversely affect results of operations.

                       EMBEDDED SUPPORT TOOLS CORPORATION

12. Segment Information

   EST operates in one reportable segment: the design, development, manufacture, sale and support of development tools for embedded systems.

   During the years ended December 31, 1997 and 1998, no single customer accounted for greater than 10% of revenues. During the year ended December 31, 1999, EST had one customer that accounted for approximately 12% of revenues.

   Information by geographic area as of December 31, 1997, 1998 and 1999 and for the years then ended, is summarized below (in thousands):

                                               Other
   Year Ended December 31,   United           Foreign
   1997                      States  France Subsidiaries Eliminations Consolidated
   -----------------------   ------- ------ ------------ ------------ ------------
   Revenue:
     Unaffiliated
      Customers............  $ 8,958 $2,449    $  359      $   --       $11,766
     Intercompany..........    2,222    --        --        (2,222)         --
   Property and equipment,
    net....................      320     23        11          --           354

                                               Other
   Year Ended December 31,   United           Foreign
   1998                      States  France Subsidiaries Eliminations Consolidated
   -----------------------   ------- ------ ------------ ------------ ------------
   Revenue:
     Unaffiliated
      Customers............  $12,936 $2,771    $2,543      $   --       $18,250
     Intercompany..........    3,292    --        --        (3,292)         --
   Property and equipment,
    net....................      436     17        52          --           505

                                               Other
   Year Ended December 31,   United           Foreign
   1999                      States  France Subsidiaries Eliminations Consolidated
   -----------------------   ------- ------ ------------ ------------ ------------
   Revenue:
     Unaffiliated
      Customers............  $19,254 $3,055    $6,142      $   --       $28,451
     Intercompany..........    5,429    --        --        (5,429)         --
   Property and equipment,
    net....................    1,059     28       153          --         1,240

   Revenue is presented geographically based on the country in which the sale is recorded. Inventories are transferred to the Company's foreign subsidiaries at previously established transfer prices, resulting in intercompany revenue and receivables for the United States operations.

   Other foreign subsidiaries is comprised of the United Kingdom, Sweden, Japan, Germany and Canada at December 31, 1999, the United Kingdom, Sweden and Japan at December 31, 1998 and the United Kingdom and Sweden at December 31, 1997. None of these foreign subsidiaries were significant during the periods presented.

-------------------------------------------------------------------------------

Until     , all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

-------------------------------------------------------------------------------


                                  [ESTC LOGO]


                          Prudential Volpe Technology
                        a unit of Prudential Securities

                                   Chase H&Q

                            Needham & Company, Inc.


-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth the various expenses, all of which will be borne by the Registrant, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

    SEC registration fee............................................ $   16,394
    NASD filing fee.................................................      6,710
    Nasdaq National Market listing fee..............................     95,000
    Blue Sky fees and expenses......................................     10,000
    Transfer Agent and Registrar fees...............................     25,000
    Accounting fees and expenses....................................    375,000
    Legal fees and expenses.........................................    300,000
    Printing and mailing expenses...................................    125,000
    Miscellaneous...................................................     46,896
                                                                     ==========
    Total                                                            $1,000,000
                                                                     ==========

Item 14. Indemnification of Directors And Officers.

   Section 67 of Chapter 156B of the Massachusetts General Laws provides that a corporation may indemnify its directors and officers to the extent specified in or authorized by (1) the articles of organization; (2) a by-law adopted by the stockholders; or (3) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. In all instances, the extent to which a corporation provides indemnification to its directors and officers under Section 67 is optional. In its Restated Articles of Organization (the "Articles of Organization"), the Registrant has elected to commit to provide indemnification to its directors and officers in specified circumstances. Generally, Article 6 of the Registrant's Articles of Organization provides that the Registrant shall indemnify directors and officers of the Registrant against liabilities and expenses arising out of legal proceedings brought against them by reason of their status as directors or officers or by reason of their agreeing to serve, at the request of the Registrant, as a director or officer with another organization. Under this provision, a director or officer of the Registrant shall be indemnified by the Registrant for all costs and expenses (including attorneys' fees), judgments, liabilities and amounts paid in settlement of such proceedings, even if he is not successful on the merits, if he acted in good faith in the reasonable belief that his action was in the best interests of the Registrant. The Board of Directors may authorize advancing litigation expenses to a director or officer at his request upon receipt of an undertaking by any such director or officer to repay such expenses if it is ultimately determined that he is not entitled to indemnification for such expenses.

   Article 6 of the Registrant's Articles of Organization eliminates the personal liability of the Registrant's directors to the Registrant or its stockholders for monetary damages for breach of a director's fiduciary duty, except to the extent Chapter 156B of the Massachusetts General Laws prohibits the elimination or limitation of such liability.

   Under Section 9 of the Underwriting Agreement, the Underwriters are obligated, under certain circumstances, to indemnify directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933 (the "Securities Act").

 Item 15. Recent Sales of Unregistered Securities.

   Set forth below is information regarding shares of our common stock issued, and options granted, by the Registrant within the past three years. Further included is the consideration, if any, received by the Registrant for such shares and options and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission under which exemption from registration was claimed.

   Certain of the transactions described below involved directors, officers and 5% stockholders of the Registrant. See "Certain Transactions."

   Certain Sales of Securities. Within the past three years, the Registrant has issued the following securities that were not registered under the Securities Act.

   The Registrant's Board of Directors approved the 1997 Stock Option Plan and 1998 Stock Option Plan (the "Plans"). The Plans provided for the grant of nonqualified stock options to employees. Options to purchase an aggregate of 202,000 shares of common stock were granted under the Plans. In addition, prior to 1998, the Registrant issued an option to Nicolas Lossky to purchase 659,000 shares of common stock, which was exercisable only upon the occurrence of certain events. In years prior to 1997, Registrant granted common stock rights under its Mirror Stock Plan that entitled certain of its employees to receive cash or shares of common stock upon the occurrence of certain events.

   In June 1999, Registrant cancelled all outstanding stock options and common stock rights granted pursuant to the Plans, as well as the common stock rights granted to Nicolas Lossky. In exchange, Registrant issued 2,783,000 shares of common stock to certain employees in lieu of any options to purchase common stock under previously cancelled options and any common stock rights under the mirror stock agreements. Additionally, EST has agreed to pay a portion of the employees' tax liability resulting from the issuance of common stock.

   In June 1999, Registrant's Board of Directors approved the 1999 Stock Option Plan. The 1999 Plan provides for the granting of incentive and nonqualified stock options and stock bonus awards to officers, directors, employees and consultants of EST. In December 1999 the Board of Directors amended and restated the 1999 Plan to increase the maximum number of shares of common stock of the Registrant that may be issued pursuant to the 1999 Plan from 2,000,000 to 4,000,000. As of December 17, 1999, Registrant granted 2,589,500 options at a weighted average exercise price of $3.36 per share.

   No underwriters were involved in the foregoing sales of securities. Such sales were made in reliance upon exemptions from the registration provisions of the Securities Act set forth in Sections 3(b) and 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder or, in the case of options to purchase common stock, Rule 701 of the Securities Act. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

 (a) Exhibits:

  Exhibit
    No.   Description
  ------- -----------
   1      Form of Underwriting Agreement
   3.1+   Restated Articles of Organization
   3.2+   Amended and Restated By-Laws
   4.1+   First Amended and Restated Founding Shareholders' Agreement
   4.2+   First Amendment to First Amended and Restated Founding Shareholders'
           Agreement
   4.3+   Specimen Certificate for shares of common stock, $0.10 par value, of the Registrant
   5.1    Opinion of Holland & Knight LLP with respect to the validity of the securities being offered
  10.1+   1999 Stock Option Plan
  10.2+   Form of Option Agreement under 1999 Stock Option Plan
  10.3+   Amended and Restated 1999 Stock Option Plan
  10.4+   Form of Employment Agreement by and between Peter S. Dawson and the
           Registrant
  10.5+   Form of Employment Agreement by and between James E. Watkins and the
           Registrant
  10.6+   Employment Agreement by and between John T. W. Baggott and the
           Registrant
  10.7+   First Amendment to Employment Agreement by and between John T. W.
           Baggott and the Registrant
  10.8+   Employment Letter Agreement by and between Mark F. Lapham and the
           Registrant
  10.9+   Lease dated October 1, 1999 between Boston Mutual Life Insurance and the Registrant
  10.10+  Lease dated July 1, 1999 between Westford Plaza Trust and the
           Registrant
  10.11+  Lease and Service Agreement dated July 8, 1998 between the Registrant and ANI Dallas Inc.
  10.12+  Office Lease Agreement dated January 7, 1999 between Gwynedd Office
           Park Associates, L.P. and the Registrant
  10.13+  Standard Industrial/Commercial Multi-Tenant Lease dated August 3,
           1999 between the City of Dana Point and the Registrant
  10.14+  Business Lease Agreement dated August 30, 1999 between Pointe West,
           Inc. and the Registrant
  10.15+  Agreement dated July 25, 1997 between Richmond House (Newbury)
           Limited and the Registrant
  10.16+  Agreement between the Registrant and Viak AB/Valling by Kontposhotell relating to lease of certain premises in Sweden
  10.17+  Lease Agreement between Kabushikikaisha Katori Shoten and the
           Registrant relating to lease of certain premises in Japan
  10.18+  Lease Agreement dated September 17, 1999 between Samuel A. Lu,
           Winston A. Lu and the Registrant
  10.19   Standard Office Lease dated November 5, 1999 between Katherine
           Amoukhteh and the Registrant
  10.20+  Office Park Commercial Lease and Service Agreement dated July 17,
           1998 between the Registrant and Promopole S.E.M.L. relating to lease of certain premises in France
  10.21+  Lease Agreement dated March 1, 1999 between the Registrant and
           Marketteam Creativ GmbH relating to lease of certain premises in
           Germany
  10.22+  Business Loan Agreement dated September 23, 1999 between BankBoston,
           N.A. and the Registrant
  10.23+  Commercial Security Agreement dated September 23, 1999 between
           BankBoston, N.A. and the Registrant

  Exhibit
    No.                                Description
  -------                              -----------
  10.24+  Form of Tax Indemnification Agreement between the Registrant and each of its stockholders
  10.25+  Stock Pledge Agreement dated July 30, 1999 between John T. W. Baggott and the Registrant
  10.26+  Secured Demand Promissory Note dated July 30, 1999 issued by John
           T. W. Baggott in favor of the Registrant
  10.27+  Sourcebook Program Distribution Agreement dated July 19, 1999 between
           Wind River Systems, Inc. and the Registrant
  10.28+  Confidential Disclosure Agreement dated May 9, 1999 between
           International Business Machines, Inc., and the Registrant together with Supplement relating thereto
  10.29+  PowerPC(TM) Confidential Disclosure Agreement dated June 25, 1998 between International Business Machines, Inc. and the Registrant,
           together with Supplement relating thereto
  10.30+  Confidential Disclosure Agreement dated November 1, 1999 between
           Hewlett-Packard and the Registrant
  10.31+  Agreement with Case Assembly dated May 11, 1999
  10.32   Employment Agreement by and between Daniel McGillivray and the
           Registrant
  10.33+  Distributor Agreement dated February 4, 1994 between Toyo Corporation and the Registrant
  10.34+  Distributor Agreement dated September 18, 1998 between Microtek
           International Inc. and the Registrant
  10.35+  Distributor Agreement dated April 1, 1998 between Microtask and the
           Registrant
  10.36+  Distributor Agreement dated May 26, 1999 between New Level Telecom and the Registrant
  10.37+  Distributor Agreement dated May 24, 1998 between DeSecam and the
           Registrant
  10.38   Employment Agreement by and between Nicolas Lossky and the Registrant
  10.39+  Intentionally omitted
  10.40+  Assignment and Assumption Agreement dated December 14, 1999 between
           Achieve Software Corporation and the Registrant
  21      Subsidiaries of the Registrant
  23.1    Consent of Holland & Knight LLP (included in Exhibit 5)
  23.2    Consent of PricewaterhouseCoopers LLP
  24+     Powers of Attorney (included on page II-6)
  27.1+   Financial Data Schedule for the year ended December 31, 1999
  27.2+   Financial Data Schedule for the year ended December 31, 1998
  27.3+   Financial Data Schedule for the year ended December 31, 1997
  27.6    Financial Data Schedule for the year ended December 31, 1999

--------

+  Previously filed

 (b) Financial Statement Schedules:

   Schedule II Valuation and Qualifying Accounts

   All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

Item 17. Undertakings.

   The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions contained in the Registrant's Restated Articles of Organization, the Underwriting Agreement, the laws of the Commonwealth of Massachusetts, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Canton, Massachusetts on February 24, 2000.

                                          EMBEDDED SUPPORT TOOLS CORPORATION

                                          By /s/ Peter S. Dawson
                                            -----------------------------------
                                                      Peter S. Dawson
                                            President, Chief Executive Officer
                                             and Chairman of the Board of
                                             Directors

   Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE                              TITLE                          DATE
---------                              -----                          ----
/s/ Peter S. Dawson
______________________________________
Peter S. Dawson                        President, Chief Executive     February 24, 2000
                                       Officer and Chairman of the
                                       Board of Directors (Principal
                                       Executive Officer)

                  *
______________________________________
Mark F. Lapham                         Chief Financial Officer        February 24, 2000
                                       and Treasurer (Principal
                                       Financial and Accounting
                                       Officer)

                  *
______________________________________
James E. Watkins                       Chief Operating Officer,       February 24, 2000
                                       Senior Vice President of Sales
                                       and Marketing and Director

                  *
______________________________________
John T. W. Baggott                     Vice President and             February 24, 2000
                                       Director

 SIGNATURE                                TITLE    DATE
 ---------                                -----    ----
                   *
 ______________________________________
 Howard V. Neff                         Director   February 24, 2000

                   *
 ______________________________________
 P.J. Plauger, Ph.D                     Director   February 24, 2000

                   *
 ______________________________________
 John C. Edmunds                        Director   February 24, 2000

 *By: /s/ Peter S. Dawson
  -------------------------------------------------
    Peter S. Dawson
    Attorney-in-fact

       Report of Independent Accountants on Financial Statement Schedule

To the Board of Directors and Stockholders of Embedded Support Tools Corporation

   Our audits of the consolidated financial statements referred to in our report dated January 31, 2000, appearing elsewhere in this Registration Statement also included an audit of the financial statement schedule listed in
Item 16(b) of this Registration Statement.

   In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

PricewaterhouseCoopers LLP

Boston, Massachusetts
January 31, 2000

                                                                     Schedule II

                       Valuation and Qualifying Accounts

                                        Balance at Charged to            Balance
                                        beginning  costs and             at end
                                         of year    expenses  Deductions of year
                                        ---------- ---------- ---------- -------
Year Ended December 31, 1997
Accounts receivable reserve............    $12         12                 $ 24
Inventory obsolescence reserve.........    $23                     (1)    $ 22

Year Ended December 31, 1998
Accounts receivable reserve............    $24        $66                 $ 90
Inventory obsolescence reserve.........    $22         22                 $ 44

Year Ended December 31, 1999
Accounts receivable reserve............    $90         62        $(47)    $105
Inventory obsolescence reserve.........    $44                    (16)    $ 28

                                 EXHIBIT INDEX

 Exhibit
 Number  Description                                                       Page
 ------- -----------                                                       ----
  1      Form of Underwriting Agreement.................................

  3.1+   Restated Articles of Organization..............................

  3.2+   Amended and Restated By-Laws...................................

  4.1+   First Amended and Restated Founding Shareholders' Agreement....

  4.2+   First Amendment to First Amended and Restated Founding
          Shareholders' Agreement.......................................

  4.3+   Specimen Certificate for shares of common stock, $0.10 par value, of the Registrant......................................

  5.1    Opinion of Holland & Knight LLP with respect to the validity of the securities being offered..................................

 10.1+   1999 Stock Option Plan.........................................

 10.2+   Form of Agreement under 1999 Stock Option Plan.................

 10.3+   Amended and Restated 1999 Stock Option Plan....................

 10.4+   Form of Employment Agreement by and between Peter S. Dawson and the Registrant................................................

 10.5+   Form of Employment Agreement by and between James E. Watkins and the Registrant............................................

 10.6+   Employment Agreement by and between John T.W. Baggott and the
          Registrant....................................................

 10.7+   First Amendment to Employment Agreement by and between John
          T.W. Baggott and the Registrant...............................

 10.8+   Employment Letter Agreement by and between Mark F. Lapham and the Registrant................................................

 10.9+   Lease dated October 1, 1999 between Boston Mutual Insurance
          Company and the Registrant....................................

 10.10+  Lease dated July 1, 1999 between the Registrant and Westford
          Plaza Trust...................................................

 10.11+  Lease and Service Agreement dated July 8, 1998 between the
          Registrant and ANI Dallas, Inc. ..............................

 10.12+  Office Lease Agreement dated January 7, 1999 between the
          Registrant and Gwynedd Office Park Associates, L.P. ..........

 10.13+  Standard Industrial/Commercial Multi-Tenant Lease dated August
          3, 1999 between the Registrant and the City of Dana Point.....

 10.14+  Business Lease Agreement dated August 30, 1999 between
          Registrant and Pointe West, Inc. .............................

 10.15+  Agreement dated July 25, 1997 between the Registrant and
          Richmond House (Newbury) Limited .............................

 10.16+  Contract of Lease dated October 21, 1997 between the Registrant and Viak AB/Vallingby Kontposhotell, relating to lease of
          certain premises in Sweden....................................

 10.17+  Lease Agreement between the Registrant and Kabushikikaisha
          Katori Shoten relating to lease of certain premises in Japan..

 10.18+  Lease Agreement dated September 17, 1999 between the Registrant and Samuel A. Lu and Winston A. Lu............................

 Exhibit
 Number  Description                                                       Page
 ------- -----------                                                       ----
 10.19   Standard Office Lease dated November 5, 1999 between the
          Registrant and Katherine Amoukhteh............................

 10.20+  Office Park Commercial Lease and Service Agreement dated July
          17, 1998 between the Registrant and Promopole S.E.M.L.
          relating to lease of certain premises in France...............

 10.21+  Lease Agreement dated March 1, 1999 between the Registrant and
          Marketteam Creativ GmbH relating to lease of certain premises in Germany....................................................

 10.22+  Business Loan Agreement dated September 23, 1999 between the
          Registrant and BankBoston, N.A. ..............................

 10.23+  Commercial Security Agreement dated September 23, 1999 between the Registrant and BankBoston, N.A. ..........................

 10.24+  Form of Tax Indemnification Agreement between the Registrant and each of its stockholders..................................

 10.25+  Stock Pledge Agreement dated July 30, 1999 between the
          Registrant and John T.W. Baggott..............................

 10.26+  Secured Demand Promissory Note dated July 30, 1999 issued by
          John T.W. Baggott in favor of the Registrant..................

 10.27+  Sourcebook Program Distribution Agreement dated July 19, 1999 between the Registrant and Wind River Systems, Inc. ..........

 10.28+  Confidential Disclosure Agreement dated May 9, 1999 between the
          Registrant and International Business Machines, Inc., together with Supplement relating thereto..............................

 10.29+  Power PC Confidential Disclosure Agreement dated June 25, 1998 between the Registrant and International Business Machines,
          Inc., together with Supplement relating thereto...............

 10.30+  Confidential Disclosure Agreement dated November 1, 1999 between the Registrant and Hewlett-Packard....................

 10.31+  Agreement with Case Assembly dated May 11, 1999................

 10.32   Employment Agreement by and between Daniel McGillivray and the
          Registrant....................................................

 10.33+  Distributor Agreement dated February 4, 1994 between Toyo
          Corporation and the Registrant................................

 10.34+  Distributor Agreement dated September 18, 1998 between the
          Registrant and Microtek International Inc. ...................

 10.35+  Distributor Agreement dated April 1, 1998 between the
          Registrant and Microtask......................................

 10.36+  Distributor Agreement dated May 26, 1999 between the Registrant and New Level Telecom.........................................

 10.37+  Distributor Agreement dated May 24, 1998 between the Registrant and DeSecam...................................................

 10.38   Employment Agreement by and between Nicolas Lossky and the
          Registrant....................................................

 10.39+  Intentionally Omitted

 Exhibit
 Number  Description                                                        Page
 ------- -----------                                                        ----
 10.40+  Assignment and Assumption Agreement dated December 14, 1999 between the Registrant and Achieve Software Corporation.........

 21      Subsidiaries of the Registrant...................................

 23.1    Consent of Holland & Knight LLP (included in Exhibit 5)..........

 23.2    Consent of PricewaterhouseCoopers LLP............................

 24+     Powers of Attorney (included on page II-6).......................

 27.1+   Financial Data Schedule for the year ended December 31, 1999.....

 27.2+   Financial Data Schedule for the year ended December 31, 1998.....

 27.3+   Financial Data Schedule for the year ended December 31, 1997.....

 27.6    Financial Data Schedule for the year ended December 31, 1999.....

--------

+  Previously filed